EXHIBIT 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

Dated as of June 30, 2006

By and Among

DEFIANCE, INC.,

PRECISION ENGINE PRODUCTS CORP.

and

STANADYNE CORPORATION

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	4.4.	Brokers’ Fees	36
	4.5.	Ownership of PEPL Quotas	36
5.	Representations and Warranties of Buyer		36
	5.1.	Organization of Buyer	36
	5.2.	Authority for Agreement	36
	5.3.	Noncontravention	36
	5.4.	Financing	37
	5.5.	Broker’s Fees	37
6.	Covenants		37
	6.1.	General	37
	6.2.	Notices and Consents	37
	6.3.	Operation of Business	37
	6.4.	Taxes.	39
	6.5.	Preservation of Business	42
	6.6.	Full Access.	42
	6.7.	Notice of Developments	43
	6.8.	Future Assurances	43
	6.9.	Employees and Employee Benefits.	44
	6.10.	Exclusivity	45
	6.11.	Termination of Related-Party Arrangements	45
	6.12.	Confidentiality	45
7.	Conditions to Obligation to Close.		46
	7.1.	Conditions to Obligation of Buyer	46
	7.2.	Conditions to Obligations of Seller	47
8.	Post-Closing Covenants.		48
	8.1.	Noncompetition and Nonsolicitation.	48
	8.2.	Accounts Receivable and Correspondence	49
	8.3.	Warranty Claims	50
9.	Indemnification.		50
	9.1.	Indemnity by Seller.	50
	9.2.	Indemnity by Buyer.	51
	9.3.	Tax Treatment of Indemnity Payments	52
	9.4.	Matters Involving Third Parties.	52
	9.5.	Survival of Indemnification Claims	53
	9.6.	Fraud; Intentional Misrepresentation	53
	9.7.	Determination of Loss Amount.	54
	9.8.	Exclusive Remedy	54
10.	Termination.		55
	10.1.	Termination of Agreement	55
	10.2.	Effect of Termination	55
11.	Miscellaneous.		55
	11.1.	Press Releases and Public Announcements	55
	11.2.	No Third Party Beneficiaries	56
	11.3.	Entire Agreement	56
	11.4.	Succession and Assignment	56
	11.5.	Counterparts	56

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11.6.	Headings	56
11.7.	Notices	56
11.8.	No Additional Representations; Disclaimer	58
11.9.	Governing Law	58
11.10.	Amendments and Waivers	58
11.11.	Severability	58
11.12.	Expenses	58
11.13.	Construction	59
11.14.	Incorporation of Exhibits and Schedules	59
11.15.	Consent to Jurisdiction; Venue; Service of Process.	59
11.16.	Waiver of Jury Trial	60
11.17.	Specific Performance	60
11.18.	Bulk Sales Laws	60

Schedules

Schedule 2.1(c)	-	Intellectual Property
Schedule 2.2(h)	-	Other Excluded Assets
Schedule 2.4(g)	-	Assumed Debt
Schedule 2.6	-	Closing Balance Sheet and Working Capital Example
Schedule 2.7(f)(vi)	-	Changes Reflected in EBITDA
Schedule 6.9(a)	-	Transferred Employees
Schedule 6.11	-	Surviving Affiliated Transactions
Schedule 7.1(c)	-	Seller and Stanadyne Consents
Schedule 7.2(c)	-	Buyer Consents
Disclosure Schedule	-	Exceptions to Representations and Warranties

*	The registrant shall furnish supplementally a copy of any omitted exhibits or schedules to the Commission upon request.

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into on June 30, 2006, by and among Defiance, Inc., a Delaware corporation (“Buyer”), Precision Engine Products Corp., a Delaware corporation (“Seller”), and Stanadyne Corporation, a Delaware corporation (“Stanadyne”). Buyer, Seller and Stanadyne are collectively referred to herein as the “Parties.”

This Agreement contemplates a transaction in which Buyer shall purchase substantially all of the assets of Seller and certain assets of Stanadyne, including the purchase of all of the issued and outstanding quotas of Precision Engine Products LTDA, a commercial limited liability company incorporated under the laws of Brazil (“PEPL” and, together with Seller, “PEP Group”). The assets to be purchased by Buyer all relate to the design, manufacture and sale of hydraulic valve lifters, including roller rocker arm assemblies, lash adjusters, roller rocker arms, roller finger followers, tappets, roller tappets, roller valve lifters and slipper valve lifters, as conducted by PEP Group at the Tallahassee Facility and/or the Curitiba Facility (the “Business”). In consideration of the sale of such assets, Buyer shall assume certain liabilities of Seller related to the Business and shall pay to Seller the Purchase Price (as defined below).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Accounting Standards” means GAAP applied using the specific accounting policies and practices as described on Section 3.6 of the Disclosure Schedule.

“Acquired Assets” has the meaning set forth in §2.1.

“Acquired Employee Plan” means each Employee Plan that is sponsored and maintained by PEPL and is set forth in §3.15 of the Disclosure Schedule.

“Acquired Intellectual Property” means all Intellectual Property included in the Acquired Assets.

“Action” means any claim, action, cause of action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, as to any specified Person at any time, each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time.

“Agreement” has the meaning set forth in the preamble above.

“Allocation Schedule” has the meaning set forth in §2.6(d).

“Ancillary Agreements” means (i) a Deed of Transfer, (ii) a Bill of Sale, (iii) the Special Warranty Deed; (iv) the Amendment to PEPL’s Articles of Organization reflecting the transfer by Stanadyne and Seller of their interests in the PEPL Quotas; (v) the Transitional Services Agreement; (vi) the Instrument of Assumption (the “Assumption Agreement”); (vii) the Assignment of Patents and Trademarks, and (viii) a Supply Agreement between Buyer and Stanadyne for the tappet assembly product for use in the “Integrated Fuel System”, in each case of (i) – (viii) in a form mutually acceptable to Buyer and Seller.

“Assumed Liabilities” has the meaning set forth in §2.3.

“Basket” has the meaning set forth in §9.1(b).

“Brazilian Withholding Taxes” has the meaning set forth in §2.10.

“Business” has the meaning set forth in the recitals above.

“Business Day” means any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Indemnified Parties” has the meaning set forth in §9.1(a).

“Cap” has the meaning set forth in §9.1(b).

“Cash” means cash and cash equivalents (including marketable securities and short term investments).

“CERCLA” has the meaning set forth in §3.12(c).

“Closing” has the meaning set forth in §2.8.

“Closing Date” has the meaning set forth in §2.8.

“Closing Balance Sheet” has the meaning set forth in §2.6(b)(i).

“Closing Date Statement” has the meaning set forth in §2.6(b)(i).

“Closing Working Capital” has the meaning set forth in §2.6(a)(i).

“COBRA” has the meaning set forth in §3.15(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information concerning the Business other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of Buyer.

“Contracts” has the meaning set forth in §2.1(e).

“Contractual Obligation” means, with respect to any Person, any contract, agreement, purchase order, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, but excluding the charter and by-laws of such Person, to which or by which such Person is a party, has any rights or is otherwise subject or bound or to which or by which any property or right of such Person is subject or bound, whether oral or written.

“Curitiba Facility” means the real property and buildings leased by PEP Group located at Rua João Chede, 2713, Curitiba / Paranã, Brazil.

“Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases, (v) under letters of credit or similar instruments and (vi) in the nature of Guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Disclosure Schedule” has the meaning set forth in §3.

“Earn-Out Amount” has the meaning set forth in §2.7(d).

“Earn-Out Income Statement” has the meaning set forth in §2.7(a).

“Earn-Out Objection Notice” has the meaning set forth in §2.7(a).

“Earn-Out Period” has the meaning set forth in §2.7(a).

“Earn-Out Threshold” has the meaning set forth in §2.7(d).

“EBITDA” has the meaning set forth in §2.7(f).

“Employee Plans” has the meaning set forth in §3.15.

“Enforceable” means, with respect to any Contractual Obligation, that such Contractual Obligation is a legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environment” means any surface water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, air (including indoor air and ambient air) and soil.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Substances at any location, whether or not owned or operated by Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

“Environmental Laws” means any Legal Requirement in effect as of the Closing Date concerning: (i) the Environment, including related to pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; (ii) any Release or threatened Release of or exposure to any Substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or threatened Release; (iii) human health as it relates to exposure to Substances; and (iv) the Handling of Substances.

“Environmental Permits” means any licenses, permits, authorizations, orders, registrations, certificates, approvals, consents, and franchises issued under Environmental Laws.

“ERISA” has the meaning set forth in §3.15(a).

“Estimated Working Capital” has the meaning set forth in §2.6(a)(i).

“Estimated Closing Balance Sheet” has the meaning set forth in §2.6(a)(i).

“Excluded Assets” has the meaning set forth in §2.2.

“Excluded Liabilities” has the meaning set forth in §2.4.

“Final Closing Balance Sheet” has the meaning set forth in §2.6(b)(iv)(iii).

“Final Closing Date Statement” has the meaning set forth in §2.6(b)(iv)(iii).

“Final Earn-Out Income Statement” has the meaning set forth in §2.7(a).

“Financial Statements” has the meaning set forth in §3.6.

“Foreign Plans” has the meaning set forth in §3.15(e).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

“Guarantee” means (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt or other obligation of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Handling of Substances” means the production, use, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, or other disposition of, or exposure to, Substances.

“Income Taxes” means any federal, state, local or foreign Tax based on or measured by reference to net income (including gains and capital gains), including any interest, penalty or addition thereto, whether disputed or not.

“Indemnified Party” has the meaning set forth in §9.4(a).

“Indemnifying Party” has the meaning set forth in §9.4(a).

“Independent Accountants” has the meaning set forth in §2.6(b)(iii).

“Intellectual Property” means domestic and foreign patents, copyrights, Trademarks, trade secrets, Internet domain names, all pending applications for any of the foregoing, and any Contractual Obligations granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or Technology, including, without limitation, all Intellectual Property identified in Schedule 2.1(c) or (ii) that are owned, licensed or controlled in whole or in part by Seller and relate exclusively to the Business.

“Interim Balance Sheet” has the meaning set forth in §3.6.

“Interim Financials” has the meaning set forth in §3.6.

“Inventory” or “Inventories” means all finished goods, work in process, raw materials, and all other materials and supplies (including such items as are in transit to Seller, being held in stock for Seller or have been ordered by Seller prior to Closing and (i) have been paid for by Seller or are reflected in the accounts payable used in calculating the Closing Working Capital, and (ii) are included in the Inventory used in calculating the Closing Working Capital) held for use or consumption by Seller or Buyer in the production of the Products.

“Knowledge” means the actual knowledge of Stephen Langin, Shawn Sullivan, Richard Cerini, Doug Mattson, and Silvio Henrique, after reasonable investigation.

“Kohlberg” means Kohlberg Management IV, L.L.C., a Delaware limited liability company.

“Legal Requirement” means any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, injunction, common law, judgment or decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), easement, right-of-way, encroachment, building or use restriction, transfer for the purpose of subjection to the payment of any Debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Losses” has the meaning set forth in §9.1(a).

“Material Adverse Effect” means any change in or effect on the Business or the Acquired Assets that, when considered either singly or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations, condition (financial or otherwise) or Liabilities of the Business, or on the Acquired Assets, or on the ability of Seller to consummate the transactions contemplated hereby, except any adverse effect related to or resulting from (i) events affecting the United States or global economy or capital or financial markets generally which do not disproportionately affect the Business, or (ii) changes in laws, regulations or GAAP, or in the authoritative interpretations thereof or in regulatory or interpretive guidance related thereto which, in each case, do not disproportionately affect the Business, or (iii) this Agreement, the announcement thereof, the transactions contemplated hereby and the identity or involvement by Buyer or its Affiliates.

“Material Contract” has the meaning set forth in §3.13.

“Michigan Lease” means Seller’s leasehold interest in the property located at 100 West Big Beaver Road, Suite 200, Troy, MI 48084.

“Most Recent Fiscal Year End Balance Sheet” has the meaning set forth in §3.6.

“Notice of Disagreement” has the meaning set forth in §2.6(b)(ii).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Person in question.

“Organizational Documents” has the meaning set forth in §3.1.

“Owned Real Properties” has the meaning set forth in §3.10(a).

“Party” and “Parties” have the meanings set forth in the preamble above.

“PEP Group” has the meaning set forth in the recitals above.

“PEPL” has the meaning set forth in the recitals above.

“PEPL Quotas” means the Seller Quotas and the Stanadyne Quota, representing all of the issued and outstanding quotas in the capital of PEPL.

“Permitted Lien” means (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use in the Business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens arising in the Ordinary Course of Business, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Post-Closing Tax Period” has the meaning set forth in §3.9(g).

“Pre-Closing Environmental Matters” means (i) the Handling of Substances on or prior to the Closing Date either in, on, under or from any Seller Property including the effects of such Handling of Substances on resources, Persons or real or personal property within or outside the boundaries of any Seller Property, (ii) the presence or Release as of or prior to the Closing Date of Substances in, on or under any Seller Property regardless of how the Substances came to rest at, on or under such Facility, (iii) the failure on or prior to the Closing Date of the Seller or PEPL or any of their subsidiaries to be in compliance with any Environmental Laws, (iv) any actual liability pursuant to CERCLA or any similar Environmental Laws related to any Release of Substances or any other act or omission on or prior to the Closing Date; (v) any other act, omission or condition existing or occurring with respect to any Acquired Assets, Seller Properties or the Business on or prior to the Closing Date which give rise to liability under any Environmental Laws; and (vi) any Environmental Claims arising out of events, conditions or circumstances occurring on or prior to the Closing Date.

“Pre-Closing Tax Period” has the meaning set forth in §3.9(b).

“Products” means all products and services of Seller relating exclusively to the Business.

“Purchase Price” has the meaning set forth in §2.5.

“Purchase Price Adjustment” has the meaning set forth in §2.6.

“Real Property Leases” has the meaning set forth in §3.10(b).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Substances through or in the air, soil, surface water, groundwater or property.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in §9.2.

“Seller Permits” has the meaning set forth in §3.8.

“Seller Property” has the meaning set forth in §3.10(b).

“Seller Quotas” has the meaning set forth in §3.5.

“Seller’s Tax Contest Claim” has the meaning set forth in §6.4(e).

“Special Warranty Deed” means the special warranty deed for the transfer of the Owned Real Properties in the form attached as Exhibit A-3.

“Stanadyne” has the meaning set forth in the preamble.

“Stanadyne Affiliates” means the Affiliates of Stanadyne and Seller other than (i) Kohlberg and (ii) any Persons that would not be Affiliates of Stanadyne if they were not otherwise Affiliates of Kohlberg.

“Stanadyne Quota” has the meaning set forth in §4.5.

“Straddle Period” has the meaning set forth in §6.4(d).

“Substances” means any waste, substance, product, pollutant or material, whether solid, liquid or gaseous, that (i) is or includes asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, (ii) requires removal, remediation or reporting under any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Authority under any Environmental Law.

“Tallahassee Facility” means the real property and buildings owned by Seller located at 2919 Commonwealth Boulevard, Tallahassee, Florida 32303 and used in the conduct of the Business.

“Target Working Capital” has the meaning set forth in §2.6(a)(ii).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits,

customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Contest Claims” has the meaning set forth in §6.4(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, utility models, copyrightable works, discoveries, innovations, know-how, software and proprietary information (including formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, in each case relating exclusively to the Business.

“Termination Date” has the meaning set forth in §9.5.

“Third Party Claim” has the meaning set forth in §9.4(a).

“Trademarks” means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

“Transfer” has the meaning set forth in §6.3(a).

“Transferred Employees” has the meaning set forth in §6.9(a).

“Transferred Employee Records” has the meaning set forth in §2.1(k).

“Transitional Services Agreement” means that certain Transitional Services Agreement entered into by and between Buyer, Seller and Stanadyne on the Closing Date.

“WARN” means the Worker Adjustment and Retraining Act of 1988, as from time to time in effect.

“Warranty Claims” means claims for replacement for defective Products that are specifically permitted under Seller’s warranties in effect as of the Closing Date.

2. Acquisition of the Business by Buyer.

2.1. Purchase and Sale of PEPL Quotas and Acquired Assets. At the Closing, Seller and Stanadyne shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller and Stanadyne, subject to the exclusions contained in §2.2 and subject to and upon the other terms and conditions contained herein, all of Seller’s and Stanadyne’s right, title and interest in and to the PEPL Quotas and the following assets, properties and rights of PEP

Group (collectively, the “Acquired Assets”), free and clear of all Liens other than Permitted Liens, and no other properties or assets of PEP Group or Stanadyne:

(a) all tangible personal property of PEP Group (such as machinery, equipment, spare parts, control systems, inventories, raw materials, supplies, manufactured and purchased parts, works in progress, finished goods, computer and office equipment, furniture, automobiles, trucks, tractors, trailers, tools, jigs and dies) which is used or held for use primarily in the conduct of the Business on the date hereof, and all such assets of PEP Group that are acquired after the date hereof and prior to the Closing for use primarily in the Business (in each case other than assets that have been disposed of in the Ordinary Course of Business and in accordance with the terms of this Agreement), including without limitation all such assets located at the Tallahassee Facility and the Curitiba Facility;

(b) all rights of PEP Group under transferable licenses (other than as set forth in §2.1(c)), permits, authorizations, orders, registrations, certificates, approvals, consents and franchises used or held for use primarily in connection with the conduct of the Business or any pending applications or renewals relating to any of the foregoing, including without limitation any Environmental Permits;

(c) all Intellectual Property and Technology owned, licensed or controlled by PEP Group used exclusively or held for use exclusively in the conduct of the Business, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein, including without limitation the Intellectual Property and software described in Schedule 2.1(c);

(d) all papers, books and records primarily related to the Business in whatever form, including all customer lists and files and supplier lists and files primarily related to the Business;

(e) all rights of PEP Group under Contractual Obligations relating primarily to the conduct of the Business (the “Contracts”), except as expressly set forth in Section 2.2;

(f) all of PEP Group’s rights to the use of the name “Precision Engine Products”;

(g) all accounts receivable as of the Closing Date related exclusively to the Business;

(h) all other current assets of PEP Group, excluding Cash;

(i) all leasehold interests held for use primarily in the conduct of the Business (including without limitation the leasehold interest in the Curitiba Facility) other than the Michigan Lease;

(j) all prepaid rent, prepaid property and ad valorem Taxes (but only as and to the extent reflected on the Final Closing Balance Sheet), prepaid supplies, advances and other prepaid expenses and deposits to the extent primarily related to the Business;

(k) all records of Seller that relate primarily to the Transferred Employees, but only to the extent that such records may be transferred under applicable Legal Requirements (the “Transferred Employee Records”)

(l) all claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment, to the extent they are transferable to Buyer and continue after Closing;

(m) all amounts owed to Seller by PEPL pursuant to intercompany notes and accounts, including the Intercompany Notes set forth on §2.4(g) of the Disclosure Schedule; and

(n) the Owned Real Properties, and all buildings, improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenants thereto.

2.2. Excluded Assets. There shall be excluded from the Acquired Assets to be sold and transferred to Buyer hereunder, and, to the extent in existence on the Closing Date, Seller and Stanadyne shall retain all of Seller’s and Stanadyne’s right, title and interest in and to the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):

(a) Cash;

(b) the consideration delivered to Seller by Buyer pursuant to this Agreement;

(c) all claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment which have, and to the extent they have, arisen in connection with the conduct of the Business by Seller;

(d) all Employee Plans, except Acquired Employee Plans, and assets related thereto;

(e) all rights in and with respect to insurance policies of Seller, except for any proceeds of such insurance and claims therefor relating to the Acquired Assets;

(f) all financial, computer and human resource systems of Stanadyne used by Seller, whether or not used primarily in the conduct of the Business, including those to be used in providing services to Buyer under the Transitional Services Agreement;

(g) all rights to the name “Stanadyne”;

(h) all assets described on Schedule 2.2(h);

(i) for the avoidance of doubt, all deferred Tax assets and prepaid Taxes other than those described in §2.1(j);

(j) any obligations under Seller’s leasehold interest in the Michigan Lease;

provided, however, that the assets set forth on Schedule 2.2(k) shall be provided to Buyer under the Transitional Services Agreement and the Transitional Services Agreement shall provide that, prior to the end of the term during which such assets are provided to Buyer under the Transitional Services Agreement, Buyer may elect to acquire all or any of such assets to the extent they are transferable, and Seller and Stanadyne shall cooperate with Buyer to obtain any consents required in connection with the transfer of any such assets to Buyer.

2.3. Assumption of Liabilities. At the Closing, Buyer shall deliver to Seller the Assumption Agreement, whereby on the terms and subject to the conditions set forth herein and except as excluded by §2.4 hereof, Buyer shall undertake, assume, agree to satisfy or perform when due and hold Seller harmless from and indemnify Seller against the following Liabilities of Seller (the “Assumed Liabilities”):

(a) all Liabilities under the Contracts, to the extent performance is due after the Closing Date or relating to events occurring after the Closing Date;

(b) all Liabilities incurred by Seller in the Ordinary Course of Business as reflected on the Final Closing Balance Sheet;

(c) all Liabilities for non-Income Taxes relating to the Business (but only as and to the extent reflected on the Final Closing Balance Sheet); and

(d) accounts payable of Seller, to the extent they are related to the Business and reflected on the Final Closing Balance Sheet.

2.4. Liabilities Not Assumed. Except as expressly set forth in this Agreement, Buyer shall not assume or perform any Liabilities not covered in §2.3 hereof nor any of the following Liabilities (the “Excluded Liabilities”):

(a) any Liability of Seller that does not relate primarily to the conduct of the Business or the Acquired Assets or that has not been incurred in the Ordinary Course of Business;

(b) any Liability owing from Seller or the Business to any Affiliate of Seller other than any Liability incurred in the Ordinary Course of Business to Holley Performance Products, Inc.;

(c) any Liability of Seller for Income Taxes whether or not relating to the Business and whether or not incurred prior to the Closing;

(d) except as provided in §11.12, any Liability for non-Income Taxes relating to the Business for periods or portions thereof ending prior to the Closing Date and not reflected on the Final Closing Balance Sheet;

(e) any Liability arising out of or related to any Action against Seller or any Action which adversely affects the Acquired Assets and which shall have been asserted on or prior to the Closing Date;

(f) any Liability (including any Liability for Warranty Claims) that relates to Products manufactured or sold on or prior to the Closing Date by Seller;

(g) any Debt of Seller or the Business, except as set forth on Schedule 2.4(g);

(h) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise, and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

(i) any Liability of Seller for costs and expenses incurred in connection with this Agreement, the making or performance of this Agreement and the transactions contemplated hereby;

(j) any Liability of Seller under this Agreement;

(k) except with respect to Liabilities assumed pursuant to §2.3(b) related to Transferred Employees or as provided in §6.9, any Liability to or in respect of, or arising out of or in connection with, the employment by Seller or cessation of employment by Seller of any employees or former employees of Seller on or prior to the Closing Date, including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any Liability under any Employee Plan, other than a Liability with respect to an Acquired Employee Plan, (iii) any severance obligation of Seller, (iv) any claim of an unfair labor practice or grievance or any claim under any unemployment compensation, employment standards, pay equity or worker’s compensation law or regulation or under any federal, state, provincial or foreign employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date, whether or not the affected employees are hired by Buyer, (v) any Liability relating to payroll, vacation or sick pay for any current or former employee, director, officer, consultant or independent contractor of Seller other than with respect to Transferred Employees, and (vi) with respect to any actual or alleged agreements or promises to current or former employees, directors, officers, consultants or independent contractors regarding stock options, equity or equity based compensation plans, programs or arrangements maintained by Seller;

(l) any Liability of Seller for accounts payable not included in the calculation of Closing Working Capital; and

(m) all Liabilities for Pre-Closing Environmental Matters.

2.5. Purchase Price. Buyer agrees to assume the Assumed Liabilities and to pay to Seller at the Closing an amount in cash equal to Twenty-Five Million Dollars ($25,000,000.00) (the “Purchase Price”), adjusted by any Purchase Price adjustment pursuant to §2.6(a), payable by wire transfer of immediately available funds in accordance with written instructions of Seller given to Buyer not less than two (2) Business Days prior to the Closing Date.

2.6. Purchase Price Adjustment.

(a) Pre-Closing Purchase Price Adjustments.

(i) No later than two (2) business days prior to the Closing Date, Seller shall deliver to Buyer an estimated consolidated balance sheet of the Business as of immediately prior to the Closing (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail Seller’s good faith estimate of the Closing Working Capital (the “Estimated Working Capital”). The Estimated Closing Balance Sheet shall be prepared in accordance with the Accounting Standards, applied in a manner consistent with the preparation of the Interim Balance Sheet. “Closing Working Capital” shall mean (A) the current assets of the Business (excluding Cash and Excluded Assets) minus (B) the current liabilities of the Business (excluding Excluded Liabilities, any reserve for warranty claims or returns and giving effect to Seller’s payment of any payables on the Closing Date), all as reflected on the Closing Balance Sheet and the records of Seller maintained in the Ordinary Course of Business and calculated in accordance with the Accounting Standards applied in a manner consistent with the preparation of the Interim Balance Sheet. For illustrative purposes only, attached as Schedule 2.6 hereto is a sample Closing Balance Sheet and calculation of Closing Working Capital, assuming that the Closing occurred on May 31, 2006.

(ii) On the Closing Date, the Purchase Price described in §2.5 shall be adjusted by either (A) subtracting the amount, if any, by which Estimated Working Capital is less than $9,778,518 (“Target Working Capital”) or (B) adding the amount by which Estimated Working Capital is greater than Target Working Capital.

(b) Preparation of Closing Date Statement.

(i) Within 45 days after the Closing Date, Seller shall deliver to Buyer a consolidated balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”), together with a written statement (the “Closing Date Statement”) setting forth in reasonable detail (A) Seller’s determination of the Closing Working Capital and (B) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to §2.6(c) and the basis therefor. The Closing Balance Sheet shall be prepared in accordance with the Accounting Standards, applied in a manner consistent with the preparation of the Interim Balance Sheet, without giving effect to the changes to the balance sheet as a result of the transactions contemplated hereby.

(ii) Following the Closing, each of Buyer and Seller shall give the other party reasonable access at all reasonable times to the properties, books, records and personnel of the Business for purposes of preparing, reviewing and resolving any disputes concerning the Closing Date Statement. Buyer shall have 30 days following the delivery to Buyer of the Closing Date Statement during which to provide written notice to Seller of any dispute of any item contained in the Closing Balance Sheet or Closing Date Statement (a “Notice of Disagreement”), which notice shall set forth in reasonable detail any item on the Closing Balance Sheet and/or the Closing Date Statement that Buyer believes (a) has not been prepared in accordance with the Accounting Standards, applied in a manner consistent with the preparation of the Interim Balance Sheet, or in accordance with the definition of Closing Working Capital set forth herein, or (b) contains a mathematical error. If Buyer fails to provide a Notice of Disagreement to Seller within such 30-day period, the Closing Balance Sheet and the Closing Date Statement shall be conclusive and binding on the Parties. In the event that Buyer shall provide a Notice of Disagreement to Seller within such 30-day period, Buyer and Seller shall cooperate in good faith to resolve the dispute as promptly as possible.

(iii) If Buyer timely provides a Notice of Disagreement to Seller, and if Buyer and Seller fail to resolve the dispute with respect to the Closing Balance Sheet, the Closing Date Statement and the calculation of the Closing Working Capital within thirty 30 days of Seller’s receipt of the Notice of Disagreement, Buyer and Seller shall submit the issues remaining in dispute to Ernst & Young LLP (the “Independent Accountants”) for resolution applying the Accounting Standards; provided, however, that the Independent Accountants shall be limited to selecting either the Closing Working Capital amount reflected on Seller’s Closing Statement or the Closing Working Capital amount reflected on the Notice of Disagreement submitted by Buyer. If issues are submitted to the Independent Accountants for resolution, (A) Buyer and Seller shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) Buyer and Seller shall instruct the Independent Accountants to review only those items and amounts specifically set forth and objected to in the Notice of Disagreement, to make their determination based solely on such materials presented by Buyer and Seller (i.e., not on the basis of an independent review) and to resolve the dispute with respect to each such specified item and amount in accordance with the Accounting Standards, applied in a manner consistent with the preparation of the Interim Balance Sheet, and in accordance with the definition of Closing Working Capital set forth in this Agreement; (C) the determination of the Closing Balance Sheet and the Closing Working Capital by the Independent Accountants, as set forth in a notice to be delivered to both Buyer and Seller within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute (or as soon thereafter as practicable), shall be final, binding and conclusive on the parties; and (D) the fees and costs of the Independent Accountants shall be borne (x) by Buyer if the Independent Accountants select the Closing Balance Sheet and/or Seller’s calculation of Closing Working Capital reflected on the Closing Statement, or (y) by Seller, if the Independent Accountants select Buyer’s Closing Balance Sheet or calculation of the Closing Working Capital reflected on the Notice of Disagreement. The Closing Balance Sheet and the Closing Date Statement, either as agreed to by Buyer and Seller or as determined by the Independent Accountants pursuant to this paragraph, shall be final and binding and shall be referred to respectively as the “Final Closing Balance Sheet” and the “Final Closing Date Statement.”

(iv) No objection may be raised and no adjustment may be proposed to any entry or item contained in the Closing Balance Sheet or the Closing Date Statement except on the grounds that such item or entry is not in accordance with the provisions of this Agreement or the Accounting Standards, applied in a manner consistent with the preparation of the Interim Balance Sheet, or that such item or entry contains a mathematical error.

(c) Post-Closing Purchase Price Adjustments.

(i) On the tenth business day following the determination of the Final Closing Date Statement; either (A) Buyer shall pay to Seller the amount by which (x) Closing Working Capital as set forth in the Final Closing Date Statement is greater than (y) the Estimated Working Capital, or (B) Seller shall pay to Buyer the amount by which (x) Closing Working Capital as set forth in the Final Closing Date Statement is less than (y) the Estimated Working Capital.

(ii) The amount referred to in §2.6(c)(i) shall be paid by the paying party under §2.6(c)(i) by wire transfer in immediately available funds to an account designated by the other party.

(iii) Buyer or Seller may offset any amounts currently due to it from the other Party under this Agreement against any amounts currently due from it to the other Party under this §2.6(c).

(d) The Parties agree that $29,000 of the total consideration, as determined for tax purposes, will be allocated to the PEPL Quotas. The Parties agree that the total consideration, as determined for tax purposes (less the amount allocated to the PEPL Quotas), paid for the Acquired Assets, will be allocated to such assets in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder and any similar provision of state, local and foreign law, as appropriate. Seller shall provide Buyer with a proposed schedule detailing such allocation within ninety (90) days following the Closing Date (the “Allocation Schedule”), and Seller and Buyer shall mutually agree on a final allocation within 75 days thereafter. The purchase price allocation shall be revised for any adjustments to the total consideration paid hereunder as necessary, including for adjustment pursuant to §2.7, as mutually agreed to by Seller and Buyer. Except as otherwise required by law, the parties to this Agreement will file all Tax Returns and information reports in a manner consistent with the Allocation Schedule; provided, however, that nothing contained herein shall prevent Buyer, Stanadyne or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the purchase price allocation, and none of Buyer, Seller and Stanadyne shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such purchase price allocation. The parties will promptly inform one another of any challenge by any governmental authority to any allocation made in accordance with the Allocation Schedule, and the parties agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

2.7. Earn-Out.

(a) As promptly as practicable after the one year anniversary of the Closing Date, but in no event later than ninety (90) days thereafter, Buyer shall deliver to Seller a statement of income (loss) of the Business as operated by Seller, Buyer or its successors or assigns (the “Earn-Out Income Statement”) for the period starting on (x) if the Closing Date occurs on or before the fifteenth fiscal day of the month in which the Closing occurs, the first fiscal day of such month or (y) if the Closing Date occurs after the fifteenth fiscal day of the month in which the Closing occurs, the first fiscal day of the month immediately following the Closing Date (the date referred to in (x) or (y), the “Earn Out Start Date”) until the last fiscal day of the month that is twelve months after the Earn Out Start Date (the “Earn-Out Period”), including, without limitation, a calculation of EBITDA (as defined below) for the Earn-Out Period. The Earn-Out Income Statement shall be prepared in accordance with the Accounting Standards applied in a manner consistent with the preparation of the Interim Statements. The portion of such statement covering the year ended December 31, 2006 shall be included in the consolidated financial statements audited by Buyer’s accounting firm. During the Earn-Out Period, Buyer shall use commercially reasonable efforts to operate the Business in the Ordinary Course of Business in a commercially reasonable fashion (including by not taking any action or making any operational changes having the principal purpose of reducing EBITDA) and shall maintain books and records adequate to permit an audit of the Business as a stand-alone division. Without limiting the generality of the foregoing, Buyer agrees and covenants that, during the Earn-Out Period, (i) Buyer will not divert any business opportunity relating to the Products, customers or sales of Products from Buyer to any of Buyer’s Affiliates or other business divisions; (ii) Buyer will continue to manufacture Products so long as, in Buyer’s good faith judgment, sufficient demand exists for such Products (and if Buyer determines that sufficient demand does not exist, Buyer will provide supporting documentation, such as written communication from customers, to that effect), in order to meet such demand; and (iii) all sales of Products, whether effected by Buyer or an Affiliate of Buyer, will be included in the calculation of EBITDA; provided, however¸ that none of the obligations in clauses (i) through (iii) above shall apply to any products of a type that Buyer can demonstrate was manufactured by Buyer or an Affiliate of Buyer prior to Closing.

(b) Following the one year anniversary of the Closing Date, each of Buyer and Seller shall give the other party reasonable access at all reasonable times to the properties, books, records and personnel of the Business for purposes of preparing, reviewing and resolving any disputes concerning the Earn-Out Income Statement. Seller shall have 30 days following the delivery to Seller of the Earn-Out Income Statement during which to provide written notice to Buyer of any dispute of any item contained in the Earn-Out Income Statement (the “Earn-Out Objection Notice”), which notice shall set forth in reasonable detail the basis for such dispute and Seller’s calculation of EBITDA for the Earn-Out Period. If Seller fails to provide an Earn-Out Objection Notice to Buyer within such 30-day period, the Earn-Out Income Statement shall be conclusive and binding on the Parties. In the event that Seller shall provide an Earn-Out Objection Notice to Buyer within such 30-day period, Buyer and Seller shall cooperate in good faith to resolve the dispute as promptly as possible and agree upon a mutually satisfactory income statement which reflects EBITDA for the Earn-Out Period. If Seller timely provides an Earn-Out Objection Notice to Buyer, and if Buyer and Seller are unable to resolve such objections within 30 days of Buyer’s receipt of the Earn-Out Objection Notice, Buyer and Seller shall submit the items remaining in dispute to the Independent Accountant; provided, however, that the Independent Accountants shall be limited to selecting either the EBITDA amount reflected on Buyer’s Earn-Out Income Statement or the EBITDA amount reflected on the Earn-Out Objection Notice submitted by Seller. If issues are submitted to the Independent Accountants for resolution, (A) Buyer and Seller shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) Buyer and Seller shall instruct the Independent Accountants to make their determination based solely on such materials presented by Buyer and Seller (i.e., not on the basis of an independent review) and to resolve the dispute with respect to each such specified item and amount in accordance with the Accounting Standards, applied in a manner consistent with the preparation of the Interim Statements, and in accordance with the definition of EBITDA set forth in this Agreement; (C) the determination of EBITDA for the Earn-Out Period by the Independent Accountants, as set forth in a notice to be delivered to both Buyer and Seller within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute (or as soon thereafter as practicable), shall be final, binding and conclusive on the parties; and (D) the fees and costs of the Independent Accountants shall be borne (x) by Seller if the Independent Accountants select Buyer’s calculation of EBITDA for the Earn-Out Period reflected on the Earn-Out Income Statement, or (y) by Buyer, if the Independent Accountants select Seller’s calculation of EBITDA for the Earn-Out Period reflected on the Earn-Out Objection Notice. The Earn-Out Income Statement, either as agreed to by Buyer and Seller or as determined by the Independent Accountants pursuant to this paragraph, shall be final and binding and shall be referred to as the “Final Earn-Out Income Statement” for the respective Earn-Out Period. Any amounts to be paid pursuant to §2.7(d) below shall be paid within fifteen (15) days of the determination of the Final Earn-Out Income Statement for such Earn-Out Period.

(c) No objection may be raised and no adjustment may be proposed to any entry or item contained in the Earn-Out Income Statement or the calculation of EBITDA (as defined below), except on the grounds that such item or entry is not in accordance with the provisions of this Agreement or the Accounting Standards, applied in a manner consistent with the preparation of the Interim Statements, or that such item or entry contains a mathematical error.

(d) For the Earn-Out Period, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in immediately available funds to a United States bank account designated to Buyer by Seller in writing at least two (2) Business Days prior to the date of such payment, the product (the “Earn-Out Amount”) of (i) the excess, if a positive number, of (A) EBITDA for the Earn-Out Period over (B) the Earn-Out Threshold (as hereinafter defined), multiplied by (ii) 5; provided, however, that in no event shall the Earn-Out Amount exceed $10,000,000. The “Earn-Out Threshold” shall initially mean $5,000,000, subject to adjustment as provided below.

(e) If, during the Earn-Out Period, Buyer sells, leases, transfers or otherwise disposes of assets material to the Business, or buys, leases or otherwise acquires material assets related to the Business which are subsequently operated as part of the Business, Buyer and Seller agree to negotiate in good faith an adjustment to the Earn-Out Threshold, which shall be adjusted to reflect the impact of such acquisition or disposition.

(f) For purposes of this §2.7, “EBITDA” shall mean the consolidated net income of the Business before interest income or expense, taxes, depreciation expense, amortization expense, and non-recurring or extraordinary gains or charges and shall be calculated based on the following principles:

(i) Sales or transfers of products and the provision of services from Buyer to or from its Affiliates will be valued at prices charged to regular customers of Buyer or its Affiliates, as the case may be, for similar products or services (or, if such products or services are not sold or provided to regular customers, then they will be valued at cost);

(ii) EBITDA shall exclude any expense related to the transactions contemplated by this Agreement;

(iii) EBITDA shall exclude all corporate and allocated overhead charges above $500,000, including any management or license fees charged by Buyer or its Affiliates;

(iv) EBITDA shall exclude one-time costs and expenses incurred in connection with the sale of the Business by Seller to Buyer, including any restructuring costs, severance costs, or other one-time carve-out costs;

(v) EBITDA shall exclude any expense for lease or rental payments of any property or equipment, other than property or equipment that is leased by Seller or PEPL as of the Closing Date (or any property or equipment rented or leased to replace such property or equipment); and

(vi) EBITDA shall exclude any income or expense directly attributable to any significant operational change to the Business made by Buyer after the Closing, except for the changes set forth on Schedule 2.7(f)(vi), which will include the termination of 12 employees by Seller and termination of the Michigan Lease by Seller. For the avoidance of doubt, capital improvements in excess of $1,000,000 with respect to a single project (excluding any capital improvements currently planned or commenced by Seller) shall constitute a significant operational change for purposes of this Section 2.7(f)(vi).

(g) Buyer may offset any amounts currently due from Seller to Buyer under this Agreement against any amounts currently due to Seller under this §2.7.

2.8. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ropes & Gray LLP in New York, New York, commencing at 10:00 a.m. eastern time on July 31, 2006 or such other date as the Parties may mutually determine (the “Closing Date”).

2.9. Deliveries at the Closing.

(a) At the Closing Seller shall deliver to Buyer (i) the various certificates, instruments, and documents referred to in §7.1 below, (ii) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request, and (iii) the Ancillary Agreements to which Seller is to be a party. At the Closing, Buyer shall deliver the Ancillary Agreements to which Buyer is to be a party and shall deliver the Purchase Price specified in §2.5 above.

(b) To the extent that the assignment to Buyer of any outstanding contract, agreement, license, lease, permit or authorization pursuant to this Agreement is not permitted without the consent of another party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given; provided, that Seller and Buyer shall use reasonable best efforts, both before and after the Closing, to obtain all such consents and, at Buyer’s request, Seller shall cooperate in any arrangement designed to provide Buyer with the benefits and obligations of any such contract, agreement, license, lease, permit or authorization. If and when any such consents are obtained after the Closing, Seller shall promptly assign its rights and obligations under the related contract, agreement, license, lease, permit or authorization to Buyer and Buyer shall, without payment of any consideration therefore, assume such rights and obligations.

2.10. Withholdings. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Brazilian

Tax law. To the extent that such amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. If the Brazilian taxing authority determines that withholding tax in excess of the amount withheld at Closing is due with respect to the transfer of the PEPL Quotas, Seller agrees to bear the burden of such withholding tax (including any interest and penalties thereon) (such amounts, “Brazilian Withholding Taxes”).

3. Representations and Warranties of Seller. Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”):

3.1. Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. PEPL has been duly organized as a private company under the laws of Brazil and is validly existing under the laws of Brazil. Seller and PEPL have full corporate power and limited liability company power, respectively, to carry on the Business as it is now being conducted and to own and lease the properties and assets they now own or lease, as applicable. Seller and PEPL are each duly qualified or licensed to do business as a foreign corporation or limited liability company and are each in good standing in each jurisdiction in which such qualification is required for the operation of the Business, except where any failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. Copies of the organizational documents of the Seller and PEPL, including the members’ register and the Articles of Organization of PEPL currently in place and subsequent amendments, have been heretofore delivered to Buyer and they are complete and correct copies of such instruments as in effect as of the date of this Agreement (the “Organizational Documents”). Section 3.1 of the Disclosure Schedule sets forth a true, correct and complete list of all jurisdictions in which Seller and PEPL are qualified to do business.

3.2. Authorization of Transaction. Seller has the power (including full corporate power) to execute and deliver this Agreement and the other agreements contemplated hereby and to carry out the transactions contemplated hereby. Seller and its officers and directors have taken all corporate actions necessary to duly and validly authorize the execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance of its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and, assuming due execution and delivery by Buyer, are Enforceable against Seller in accordance with their terms.

3.3. Noncontravention; Governmental Authorities; Consents. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any material Legal Requirement to which PEP Group or any of its property is subject, (ii) violate any provision of the Organizational Documents, (iii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in or give to others any rights of termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any Debt or obligation pursuant to, any Contractual Obligations of PEP Group, or (iv) result in the creation of a Lien on the PEPL Quotas or any of the Acquired Assets, except, in the case of clauses (i), (iii) and (iv), as has not had and would not reasonably be expected to have a Material Adverse Effect. Except for the filing with the Board of Trade of the State of Parana of the Amendment to the PEPL Articles of Organization reflecting the assignment and transfer of PEPL Quotas, no notice to, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Seller or any of its Affiliates with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except as otherwise disclosed in Section 3.3 of the Disclosure Schedule.

3.4. Brokers’ Fees. No broker, finder, or agent has acted directly or indirectly for Seller with respect to the transactions contemplated by this Agreement.

3.5. Ownership of PEPL Quotas. Seller is the lawful record holder and beneficial owner of fifty thousand eight hundred eighty (50,880) PEPL Quotas, as reflected in the PEPL Articles of Association (the “Seller Quotas”), free and clear of any Liens other than restrictions on transfer pursuant to any applicable Brazilian Legal Requirement or any Legal Requirement regarding the issuance, sale, or transfer of securities. The Seller Quotas and the Stanadyne Quota constitute all of the issued and outstanding equity interests of PEPL. The PEPL Quotas have been duly authorized, validly issued and are fully paid up, and were not issued in violation of any preemptive rights. There are no commitments or obligations of any kind or character for (A) the issuance of PEPL Quotas or any other equity interests of PEPL or (B) the repurchase, redemption or other acquisition of PEPL Quotas. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the PEPL Quotas. PEPL does not own of record or beneficially any equity interests in any Person.

3.6. Financial Statements.

(a) Section 3.6 of the Disclosure Schedule contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of the Business as of December 31, 2005 (the “Most Recent Fiscal Year End Balance Sheet”), December 31, 2004 and December 31, 2003 and the related statements of income and cash flows for the fiscal years then ended accompanied by any notes thereto and the report of Deloitte & Touche LLP therein; (ii) the unaudited balance sheet of the Business as of May 31, 2006 (the “Interim Balance Sheet”) and the related unaudited statement of income and cash flows for the five months then ended (the “Interim Financials”); (iii) the unaudited balance sheets of PEPL as of December 31, 2005, December 31, 2004 and December 31, 2003 and the related statements of income and cash flows for the fiscal years then ended; and (iv) the unaudited balance sheet of PEPL as of May 31, 2006 and the related unaudited statement of income and cash flows for the five months then ended. Except as set forth in §3.6(a) of the Disclosure Schedule, the Financial Statements present fairly in all material respects the financial position of the Business and PEPL at the respective dates thereof, and the results of its operations and cash flow activity for the periods referred to therein, in accordance with the Accounting Standards consistently applied across such periods (subject in the case of the Interim Financials to the lack of footnote disclosure and changes resulting from normal year-end adjustments, none of which will be significant individually or in the aggregate).

(b) There are no Liabilities of the Business that would be required to be accrued on a balance sheet prepared in accordance with the Accounting Standards, applied on a basis consistent with the preparation of the Most Recent Fiscal Year End Balance Sheet, other than Liabilities (i) reflected and reserved against on the Interim Balance Sheet, or (ii) incurred since May 31, 2006 in the Ordinary Course of Business and in accordance with the terms of this Agreement, which Liabilities will be reflected and reserved against on the Closing Balance Sheet.

3.7. Title to Assets. Seller has good title to, and the power to sell or transfer to Buyer, all of the Acquired Assets of Seller, and PEPL has good title to all of the assets of PEPL, free and clear of any Liens, except for Permitted Liens. Except for disposals in the Ordinary Course of Business and in accordance with the terms of this Agreement, all properties, assets, rights, preferences and agreements (real, personal and mixed, tangible and intangible) used or held for use primarily in, or material or necessary to, the conduct of the Business as conducted on the date hereof and on the Closing Date, are (a) included in the Acquired Assets or (b) will be made available to Buyer pursuant to, and subject to the terms of, the Transitional Services Agreement and are described on Schedule 2.2(h). Each such tangible asset included in the Acquired Assets (i) has been maintained in accordance with normal industry practice and (ii) is in good operating condition and repair (subject to normal wear and tear). No such tangible asset included in the Acquired Assets is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Following the consummation of the transactions contemplated by this Agreement, PEPL will continue to own, pursuant to good title, or lease, under valid and subsisting leases, or otherwise retain, its interest in the Acquired Assets owned by PEPL without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

3.8. Legal and Other Compliance.

(a) Seller and PEPL are in compliance with all applicable Legal Requirements relating to the conduct of the Business, no Action has been filed or commenced against Seller or PEPL alleging any failure so to comply, and neither Seller nor PEPL has received a notice of any investigation or review by any Governmental Authority with respect to the Business or the Acquired Assets, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller and PEPL hold all material permits, registrations, licenses, orders and approvals of all Governmental Authorities necessary to conduct the Business as it is presently conducted, each of which is in full force and effect (the “Seller Permits”), except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Seller and PEPL are in compliance in all respects with the terms of Seller Permits, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. There are no Actions pending nor, to the Knowledge of Seller, threatened that seek the revocation, cancellation, suspension or adverse modification of any Seller Permit. Section 3.8 of the Disclosure Schedule sets forth a true, correct and complete list of all of the Seller Permits.

(b) Neither Seller, PEPL, nor any of their Affiliates, nor any director, officer, agent or employee of any of them, has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials, employees, political parties, or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable export control, money laundering, or anti-terrorism law or regulation, nor have any of them otherwise taken any action that would cause the Seller, PEPL, or any of their Affiliates to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect. Any inaccuracies in the representations and warranties contained in this § 3.8(b) of which Seller does not have Knowledge shall constitute a breach hereof by Seller only if such inaccuracies, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

3.9. Taxes. Except as otherwise disclosed in Section 3.9 of the Disclosure Schedule:

(a) PEPL has timely filed (or caused to be timely filed) with the appropriate Tax authorities all Tax Returns required to be filed with respect to PEPL, its assets, operations or income. Each of such Tax Returns is true, complete and correct in all material respects (provided that this representation shall not give Seller liability for Taxes attributable to any Post-Closing Tax Period). Seller and Stanadyne each has timely filed (or caused to be timely filed) with the appropriate Tax authorities all material Tax Returns required to be filed with respect to the Acquired Assets and the income and operations of Business.

(b) PEPL has paid or will pay prior to Closing in full all Taxes that have accrued or are due and payable, in each case in respect of (i) any taxable periods that end on or before the Closing Date and (ii) any taxable period that begins before the Closing Date and ends thereafter, to the extent that such Taxes are attributable under the terms of §6.4(d) to the portion of such period ending on and including the Closing Date (each taxable period or portion thereof ending on or before the Closing Date, a “Pre-Closing Tax Period”), other than Taxes for which a reserve or liability has been or will be established on the Final Closing Balance Sheet and which reserve or liability is reflected in the calculation of Closing Working Capital (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). Seller and Stanadyne each has paid or will pay in full or discharged or will discharge all Taxes the nonpayment of which would result in a Lien or other encumbrance on the Acquired Assets in the hands of the Buyer, excepting in each case such Taxes as will not be due until after the Closing Date.

(c) There is no audit or other matter in controversy with respect to any Taxes due and owing by PEPL, and there is no Tax deficiency or claim assessed or, to the Knowledge of Seller or Stanadyne, proposed or threatened in writing against PEPL, other than in respect of any such audits, controversies, deficiencies, assessments, or proposed assessments that are being contested in good faith, for which adequate reserves have been or will be established on the Final Closing Balance Sheet, and which are disclosed on Schedule 3.9(c).

(d) PEPL has withheld all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper Governmental Authority or set aside in accounts for such purpose.

(e) None of Seller, Stanadyne, or PEPL has waived any statutory period of limitations for the assessment of any Taxes relating to PEPL, the Acquired Assets or the income or operations of the Business, or agreed to any extension of time with respect to a Tax assessment or deficiency relating to PEPL, the Acquired Assets or the income or operations of the Business, other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability of which has been satisfied or settled. PEPL does not have any liability for the Taxes of any other person or dissolved entity under sections 128 until 137 of the Brazilian National Tax Code (Law no 5172/66 or any similar provision of federal, state, federal district, municipal, or foreign law), as a transferee, successor, or by any contract primarily related to Taxes or otherwise.

(f) No claim has been made in writing by an authority in a jurisdiction where PEPL does not file Tax Returns that PEPL is or may be subject to taxation by that jurisdiction.

(g) PEPL shall not be required to include in a taxable period or portion thereof ending on or after the Closing Date (a “Post-Closing Tax Period”) taxable income attributable to income of PEPL that accrued in a Pre-Closing Tax Period but was not recognized for tax purposes in any Pre-Closing Tax Period for any reason, including any provision of any foreign, federal, state, federal district or local Tax law having similar effect, such as those mentioned in sections 407, 409 and 421 of the Brazilian federal income tax regulations (Decree 3000/99).

(h) PEPL does not have any obligation under (i) any Tax allocation or Tax sharing agreement with Seller, Stanadyne or any other PEPL Affiliate or (ii) any Tax allocation or sharing agreement primarily related to Taxes.

(i) There are no Liens or other encumbrances related to Taxes on the assets of PEPL or the Acquired Assets, other than for current Taxes that are not yet due and payable.

(j) PEPL is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not treated as a U.S. corporation under Section 7874(b) of the Code.

(k) PEPL (i) does not have an investment in U.S. property within the meaning of Section 956 of the Code or (ii) is not engaged in a United States trade or business for U.S. federal income Tax purposes. Except to the extent the liability for Taxes relating to such amount is included in the Final Closing Balance Sheet and taken into account in the calculation of Closing Working Capital, Buyer would not be required to include any amount in gross income with respect to PEPL pursuant to Section 951 of the Code if the taxable year of PEPL were deemed to end on the day after the Closing Date, but not taking into account any activities or income of PEPL on such day.

(l) PEPL is treated as an association for United States income tax purposes under Treasury Regulation Section 301.7701-3(b)(2). PEPL has not filed an IRS Form 8832 to change its default classification.

3.10. Property, Plant and Equipment.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of the addresses or locations of all real property and interests in real property used primarily in, or which are material or necessary to, the conduct of the Business as presently conducted and owned by Seller or PEPL (collectively, the “Owned Real Properties”). Seller and PEPL have, and at Closing Seller will transfer to Buyer, good and marketable title to all Owned Real Properties, free and clear of all Liens other than Permitted Liens.

(b) Section 3.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements pursuant to which Seller or PEPL uses or occupies or has the right to use or occupy any real property (the “Real Property Leases,” and the real properties specified in such Real Property Leases, together with the Owned Real Properties, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”), and Seller has provided to Buyer true, correct and complete copies of each such Real Property Lease, including all amendments and supplements thereto. Seller and PEPL have, and at Closing Seller will transfer to Buyer (with the exception of the Michigan Lease), a valid leasehold interest in all of the real properties subject to the Real Property Leases, free and clear of all Liens other than Permitted Liens. Seller and PEPL enjoy peaceful and undisturbed possession of all of the Seller Properties. The Seller Properties constitute all real property used primarily in, or material or necessary to, the conduct of the Business as presently conducted.

(c) Each of Seller and PEPL has complied in all material respects with the terms of the Real Property Leases under which it is in occupancy and such Real Property Leases are in full force and effect. No event has occurred which (with notice, lapse of time or both) would constitute a material breach or default under the Real Property Leases by Seller or PEPL or, to the Knowledge of Seller, by any other party thereto. None of Seller, PEPL and each of their Affiliates has received any written notice of cancellation or termination of, or any written expression or indication of an intention or desire to cancel or terminate, any of the Real Property Leases, nor will the sale, assignment or transfer of the PEPL Quotas constitute a cause for such termination.

(d) There are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any other Person the right to purchase, use or occupy any of the Seller Properties.

(e) There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings or other Actions relating to any Seller Property. All Seller Properties have received all required approvals of Governmental Authorities (including without limitation permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Seller Properties) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Legal Requirements. Seller has not received notice of any special assessment relating to any Seller Property and there is no pending or, to the Knowledge of Seller, threatened special assessment.

3.11. Intellectual Property.

(a) Seller or PEPL owns or has obtained license rights to the Intellectual Property and Technology necessary for or used in the operation of the Business as presently conducted, and the title or license rights to such Intellectual Property and Technology will be transferred to Buyer at Closing free and clear of all Liens other than Permitted Liens.

(b) Neither Seller nor PEPL has infringed or misappropriated any Intellectual Property or Technology of third parties in connection with the conduct of the Business, and there is no pending or, to the Knowledge of Seller, threatened Action with respect thereto. To the Knowledge of Seller, no third party has infringed or misappropriated any Intellectual Property or Technology of Seller or PEPL relating to the conduct of the Business, and there is no pending or threatened Action by Seller with respect thereto.

(c) Section 3.11(c) of the Disclosure Schedule identifies each patent, registered Trademark, registered copyright and Internet domain name that has been issued to Seller, PEPL or Stanadyne with respect to the Acquired Intellectual Property, each pending patent, Trademark or copyright application that has been made with respect to the Acquired Intellectual Property, a list of all jurisdictions in which such Acquired Intellectual Property is registered or applied for and all registration and application numbers, and each Contractual Obligation that Seller or PEPL has entered into with any third party (whether as licensee or licensor) with respect to any of the Acquired Intellectual Property (together with any exceptions). Seller has made available to Buyer correct and complete copies of all such patents, Trademarks, copyrights, applications, and Contractual Obligations (as amended to date). Section 3.11(c) of the Disclosure Schedule also identifies each trade name or unregistered Trademark included in the Acquired Intellectual Property. With respect to each item of Acquired Intellectual Property:

(i) Seller or PEPL is the sole owner of and possesses all right, title and interest in and to, or has a transferable license to the item, free and clear of any Lien, other than Permitted Liens;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) with respect to patents, registered Trademarks and registered copyrights, the item has been duly registered and maintained, is subsisting and has not expired or been cancelled or abandoned;

(iv) no Action is pending or, to the Knowledge of Seller, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(v) to the Knowledge of Seller, no other Person has the right to use the item, except pursuant to a Contractual Obligation identified on §3.11(c) of the Disclosure Schedule.

(d) Except as expressly set forth in this §3.11(c), neither Seller nor PEPL makes any representation or warranty with respect to the validity, enforceability, prosecution or maintenance of any item of Intellectual Property.

3.12. Environmental Matters.

(a) Except as disclosed in Section 3.12 of the Disclosure Schedule or except as would not be material, (i) Seller, PEPL and their subsidiaries are and at all times have been in compliance with, and have no liability under, any and all applicable Environmental Laws, and (ii) Seller, PEPL and their subsidiaries are in compliance with all of their Environmental Permits, and (iii) and all instances of past noncompliance have been cured, settled, and resolved in all material respects.

(b) Except as disclosed in Section 3.12 of the Disclosure Schedule or except as would not be material, all Environmental Permits have been obtained as of the date hereof by or on behalf of Seller, PEPL and their subsidiaries, as applicable, for the lawful operation of Acquired Assets and Seller Properties, and remain in full force and effect, and there are no pending judicial or regulatory proceedings by any Governmental Authority that could reasonably be expected to result in the termination, revocation, or adverse modification of any such Environmental Permit. A list of all Environmental Permits required for the lawful operation of the Acquired Assets, Seller Properties, PEPL and the Business is set forth on Section 3.12 of the Disclosure Schedule.

(c) Except as disclosed in Section 3.12 of the Disclosure Schedule or settled or resolved, none of Seller, PEPL and each of their subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any similar state, local or foreign law with respect to any of the Acquired Assets, Seller Properties or any other location used in connection with the Business.

(d) Except as disclosed in Section 3.12 of the Disclosure Schedule or settled or resolved in all material respects, none of Seller, PEPL and each of their subsidiaries has received any notice of any violation or alleged violation of any Environmental Law.

(e) Except as disclosed in Section 3.12 of the Disclosure Schedule, (i) in connection with the Acquired Assets, Seller Properties or the Business, there are no outstanding writs, injunctions, decrees, orders or judgments pursuant to or arising under any Environmental Laws to which Seller, PEPL or any of their subsidiaries is a party, and (ii) there are no Environmental Claims to which Seller, PEPL or any of their Subsidiaries is a party that are pending or, to the Knowledge of Seller, threatened, relating to the compliance of Seller, PEPL or any of their Subsidiaries with, or the liability of Seller, PEPL or any of their subsidiaries under, any Environmental Laws in respect of the Acquired Assets, Seller Properties or the Business.

(f) Except as disclosed in Section 3.12 of the Disclosure Schedule, none of Acquired Assets, Seller Properties nor any property or location to which Substances may have been disposed of by the Seller or PEPL (or their subsidiaries) in connection with operation of the Acquired Assets and Business, is listed or, to the Knowledge of Seller, proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the Closing Date, or any similar state or foreign list of sites requiring investigation or cleanup.

(g) Except as disclosed in Section 3.12 of the Disclosure Schedule or in any of the environmental reports or documents listed in Section 3.12 of the Disclosure Schedule, there is no Substance that poses or could reasonably be expected to pose any material risk to safety, health or the Environment on, at or under any of the Acquired Assets or Seller Properties, and there has heretofore been no Release of any such Substance on, at or under such Acquired Assets or Seller Properties, in either case in an amount and of a nature which could reasonably be expected to result in material liability to the Seller, PEPL or any of their subsidiaries.

(h) Except as disclosed in Section 3.12 of the Disclosure Schedule, none of Seller, PEPL and each of their subsidiaries is a party to any contract in respect of the Business, Acquired Assets or Seller Properties pursuant to which it is obligated to indemnify any other person with respect to, or be responsible for any liability pursuant to, or violation of, any Environmental Law.

(i) Seller and PEPL have made available to, or provided the Buyer with, true and correct copies of all Phase I and Phase II reports and any other material environmental studies in the possession of Seller, PEPL and any of their subsidiaries relating to any Acquired Asset or Seller Properties, or any Handling of Substances.

3.13. Contracts. Section 3.13 of the Disclosure Schedule lists all of the following Contractual Obligations of PEP Group that relate primarily to the conduct of the Business or the Acquired Assets (each a “Material Contract” and collectively, the “Material Contracts”): (i) any Contractual Obligation which involves annual consideration in excess of $100,000; (ii) any employee, consulting, or severance agreement; (iii) any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment, evidence of Debt, or other contract relating to the borrowing of funds; (iv) any Contractual Obligation required to be listed in §3.11(c) of the Disclosure Schedule; (v) any agreement with any customer or supplier listed in §3.19 of the Disclosure Schedule; (vi) any agreement with any Governmental Authority; (vii) any collective bargaining agreement; (viii) any agreement relating to the acquisition or disposition of any business (including without limitation, any transitional services agreement); (ix) any agreement that restricts or prohibits Seller or PEPL from engaging in any line of business or from competing with any person or entity; (x) any agreement containing “change in control” or similar provisions relating to a change in control of Seller or PEPL; (xi) any agreement pursuant to which Seller or PEPL is obligated to indemnify any person or entity; (xii) any contract that will result in the payment by, or the creation or acceleration of any Liability to pay on behalf of Buyer, Seller or PEPL any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement; (xiii) any labor or union contract, or agreement to comply with the terms set by any national union; (xiv) any other Contractual Obligation material to Seller, PEPL, the Business, or the Acquired Assets; and (xv) any other Contractual Obligation not entered into in the Ordinary Course of Business. Seller has made available to Buyer a correct and complete copy of each Material Contract, including all amendments and supplements thereto. Each of the Material Contracts listed is in full force and effect and Enforceable. None of Seller, PEPL and each of their Affiliates has received any written notice of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Material Contracts. There exists no event of default, condition or act on the part of Seller or to the Knowledge of Seller, on the part of the other parties to any Material Contract, which constitutes or would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Material Contracts.

3.14. Litigation. Except as set forth in §3.14 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of Seller, threatened, against Seller, PEPL or any of their Affiliates that relate to or would affect the Business or any of the Acquired Assets, or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There are no judgments, orders, decrees, citations, fines or penalties under any Legal Requirement to which Seller, PEPL or any of their Affiliates are subject affecting the Business, the Acquired Assets, the PEPL Quotas or the Assumed Liabilities.

3.15. Employee Benefit Plans. Section 3.15 of the Disclosure Schedule contains a true and complete list of each material Employee Plan. For purposes of this Agreement, “Employee Plan” shall mean each employee benefit plan (including each employee benefit plan within the meaning of Section 3(3) of ERISA) and each other deferred compensation and each bonus or other incentive compensation, severance or termination pay, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement in which employees of the Business participate that is sponsored, maintained or contributed to or required to be contributed to by Seller or an Affiliate for employees of the Business or with respect to which PEPL may have any Liability or obligation (the “Employee Plans”). The Seller will use commercially reasonable efforts to make available a copy of each Employee Plan to Buyer. Except as otherwise provided in §3.15 of the Disclosure Schedule:

(a) each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code;

(b) each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to the qualified status of the Plan and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to cause the revocation of such letter;

(c) none of the Employee Plans is subject to Title IV of ERISA or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA;

(d) none of the Employee Plans provides for medical or death benefits beyond termination of service or retirement, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state or local law with respect to which Buyer has or will have any liability;

(e) no amount that could be received (whether in cash or property or the vesting of property) as a result of any transaction contemplated hereby by any employee, officer or director of Seller or an Affiliate of Seller who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code);

(f) neither the Seller nor any trade or business (whether or not incorporated) that is treated as a single employer with the Seller under Section 414(b) or Section 414(c) of the Code has incurred or is reasonably expected to incur any liability under Title IV or Section 302 of ERISA for which Buyer could reasonably be expected to be liable;

(g) neither the execution and delivery of this Agreement or any of the Ancillary Agreements by any Seller or Stanadyne, nor the consummation of the transactions contemplated hereby or thereby (either alone or contingent upon the occurrence of any additional or subsequent events) will result in forgiveness of indebtedness or the acceleration or creation of any rights of any person to compensation or benefits under any Employee Plan (including the acceleration of the accrual or vesting of any benefits under any Employee Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment); and

(h) all Employee Plans intended to cover employees located in a jurisdiction other than the United States (“Foreign Plans”) are, and have been, established and maintained in all material respects in accordance with the terms of such Foreign Plans (excluding any arrangement mandated by statute and which is not established or maintained by Company) including the terms of the material documents that support such Foreign Plans, any applicable collective agreement and all applicable laws. To the Knowledge of Seller, no event has occurred respecting any Foreign Plan which would result in the revocation of the registration of such Foreign Plan or entitle any person (without consent of Seller) to wind up or terminate any Foreign Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Foreign Plan. None of the Foreign Plans provides for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the completion of the transactions contemplated herein. With respect to each Foreign Plan, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient, in all material respects, to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan, and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations. None of the Foreign Plans provides benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees. There is no proceeding, action, suit or claim (other than claims for payments of benefits in the ordinary course) pending or threatened involving any Foreign Plan or its assets that is reasonably expected to result in any material liability.

3.16. Labor Matters.

(a) Except as set forth in § 3.16 of the Disclosure Schedule, neither Seller nor PEPL is a party or subject to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statues, custom or practice. In the past five years, neither Seller nor PEPL has experienced any attempt by organized labor or its representatives to make Seller or PEPL conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller or PEPL. There is no labor strike or labor disturbance pending or, to the knowledge of Seller, threatened against Seller or PEPL nor is any grievance currently being asserted, and in the past five years neither Seller nor PEPL has experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice or been subject to any unfair labor practice complaint or related or successor employer application and no such complaints or applications are, to Seller’s knowledge, threatened. Each of Seller and PEPL is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification and wages and hours, in each case, with respect to its current and former employees, directors, officers, consultants and independent contractors, except where the failure to be so in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.16 of the Disclosure Schedule, neither Seller nor PEPL has incurred any liability for the misclassification of employees as consultants or independent contractors or, since January 1, 2005, any material liability arising from non-compliance with Brazilian labor health and safety regulations.

(b) Except as set forth in §3.16(b) of the Disclosure Schedule, during the last five years there has been no “mass layoff” or “plant closing” as defined by WARN in respect of Seller. Neither Seller nor PEPL been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Legal Requirements or regulation which is similar to WARN.

3.17. Product Warranties. To the Knowledge of Seller, each product manufactured, sold, leased, or delivered by Seller or PEPL in the conduct of the Business has been in conformity in all material respects with all applicable Legal Requirements and Contractual Obligations and all express and implied warranties. No product manufactured, sold, leased, or delivered by Seller in the conduct of the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

3.18. Affiliated Transactions. Except as set forth in §3.18 of the Disclosure Schedule, no Affiliate of Seller or any of Seller’s or any of its Affiliates’ respective officers, directors, stockholders, members, partners or Affiliates has been a party in any business arrangement or relationship with Seller or PEPL during the past two (2) years or which was not on arm’s-length terms.

3.19. Customers, Suppliers. Section 3.19 of the Disclosure Schedule sets forth a complete and accurate list of (i) the ten (10) largest customers (by dollar volume) of the Business during the most recent fiscal year, indicating any existing Contractual Obligation with each such customer and (ii) the ten (10) largest suppliers of materials or services to the Business, indicating any Contractual Obligation for continued supply from such Person. To the Knowledge of Seller, since December 31, 2005, there has been no (i) reduction, or indication of an intention to reduce, the level of orders placed by any customer listed in Section 3.19 of the Disclosure Schedule with the Business that is reasonably likely to result in a 15% or greater reduction in sales to such customer over the twelve-month period following Closing compared to sales during the twelve-month period just prior to Closing, (ii) increase in, or indication of an intention to increase, the prices charged by any supplier listed in Section 3.19 of the Disclosure Schedule for the provision of materials or services to the Business by 15% or more, or (iii) indication that any customer or supplier listed in Section 3.19 of the Disclosure Schedule wishes or intends to cease doing business with the Business. As of the date of this Agreement, to the Knowledge of the Seller there is no reason to believe that there will be any change in the relationships of the Business with the customers and suppliers listed on §3.19 of the Disclosure Schedule as a result of the transactions contemplated by this Agreement.

3.20. Absence of Certain Changes. Since the date of the Most Recent Fiscal Year End Balance Sheet, and except as set forth in §3.20 of the Disclosure Schedule, the Business has been conducted in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in §3.20 of the Disclosure Schedule, since the date of the Most Recent Fiscal Year End Balance Sheet, there has not been:

(a) any Material Adverse Effect;

(b) any damage, destruction or loss to any of the assets of Seller used primarily in the conduct of the Business that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(c) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of Seller used primarily in the conduct of the Business, other than in the Ordinary Course of Business consistent with past practices;

(d) a cancellation, termination or material amendment of any Material Contract, Real Property Lease, or Seller Permit;

(e) any material change in any method of accounting or accounting practice used by Seller or PEPL with respect to the Business;

(f) (A) any employment, deferred compensation, severance or similar agreement entered into or amended, other than in the Ordinary Course of Business, (B) other than individual (as opposed to across-the-board) increases in the Ordinary Course of Business for employees other than senior management of the Business, any increase in the compensation payable or to become payable by Seller or PEPL to any employee, officer, director, or consultant, (C) other than individual (as opposed to across-the-board) increases in the Ordinary Course of Business for employees other than senior management of the Business, any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Plan, payment or arrangement made to, for or with any employee, officer, director, or consultant, (D) severance pay arrangements made to, for or with any employee, (E) any modification of any Employee Plan, arrangement, or practice described in the Disclosure Schedule, or (F) any change in employee relations which has, or is reasonably likely to have, a Material Adverse Effect;

(g) any capital expenditure by the Business, other than capital expenditures involving payments that do not, individually or in the aggregate, exceed $25,000;

(h) a revaluation of any of the Acquired Assets, including without limitation, writing off notes or accounts receivable or revaluing Inventory, other than in the Ordinary Course of Business;

(i) any material Tax election or any agreement in respect of Taxes relating to the Business or PEPL, including the settlement of any material Tax controversy, adoption or change of any material accounting method in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(j) any agreement to take any actions specified in this §3.20 except for this Agreement and the agreements contemplated hereby.

3.21. Insurance. Section 3.21 of the Disclosure Schedule lists all insurance policies covering the Business and the Acquired Assets (including policies providing property, casualty, liability and workers’ compensation coverage). All of such policies are of the type and in the amounts customarily carried by Persons conducting businesses similar to the Business. All premiums due and payable in respect of such policies have been paid in full, and no default or other circumstance exists that would create the substantial likelihood of the cancellation or non-renewal of any such policy prior to the Closing Date.

3.22. Receivables. All accounts, notes and other receivables and amounts owing to the Business (i) represent arm’s-length sales in the Ordinary Course of Business, (ii) constitute valid claims of the Business, free and clear of all Liens other than Permitted Liens, and (iii) are not and will not be subject to any valid claims, set-off or other defense or counterclaims, other than returns in the Ordinary Course of Business.

3.23. Inventory. All Inventory (whether or not allocated to contracts in process), including Inventory shown on the Interim Balance Sheet or acquired thereafter, was acquired or manufactured in the Ordinary Course of Business, and is generally of a quality and quantity usable and saleable consistent in all material respects with past practice in the Ordinary Course of Business.

3.24. Disclaimer of other Representations and Warranties. Except as expressly set forth in this §3 and the following §4, Seller and Stanadyne make no representation or warranty, express or implied, at law or in equity, in respect of any of their or PEPL’s assets (including, without limitation, the Acquired Assets and the PEPL Quotas), liabilities or operations (including, without limitation, the Business), including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

4. Representations and Warranties of Stanadyne. Stanadyne represents and warrants to Buyer that, except as set forth in the Disclosure Schedule:

4.1. Organization. Stanadyne is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Stanadyne has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns or leases.

4.2. Authorization of Transaction. Stanadyne has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby and to carry out the transactions contemplated hereby. Stanadyne and its officers and directors have taken all actions necessary to duly and validly authorize the execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance of its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements to which Stanadyne is a party have been duly executed and delivered by Stanadyne and, assuming due execution and delivery by Buyer, are Enforceable against Stanadyne.

4.3. Noncontravention. Except as set forth in §4.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any material Legal Requirement to which Stanadyne or any of its property is subject, (ii) violate any provision of the organizational documents of Stanadyne or (iii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in or give to others any rights of termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any Debt or obligation pursuant to, any Contractual Obligations of Stanadyne, or (iv) result in the creation of a Lien on the PEPL Quotas or any of the Acquired Assets, except, in the case of clauses (i), (iii) and (iv), as has not had and would not reasonably be expected to have a Material Adverse Effect.

4.4. Brokers’ Fees. No broker, finder, or agent has acted directly or indirectly for Stanadyne with respect to the transactions contemplated by this Agreement.

4.5. Ownership of PEPL Quotas. Stanadyne is the lawful record holder and beneficial owner of one (1) PEPL Quota, as reflected in the PEPL Articles of Organization (the “Stanadyne Quota”), free and clear of any Liens other than restrictions on transfer pursuant to applicable Brazilian laws. The Seller Quotas and the Stanadyne Quota constitute all of the issued and outstanding equity interests of PEPL. The PEPL Quotas have been duly authorized, validly issued and are fully paid up, and were not issued in violation of any preemptive rights. There are no commitments or obligations of any kind or character for (A) the issuance of PEPL Quotas or any other equity interests of PEPL or (B) the repurchase, redemption or other acquisition of PEPL Quotas. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the PEPL Quotas. PEPL does not of record or beneficially own any equity interests in any Person.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2. Authority for Agreement. Buyer has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and has taken all actions necessary to duly and validly authorize the consummation of the transactions contemplated herein and the performance of its obligations hereunder. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming due execution and delivery by Seller and Stanadyne, are Enforceable against Buyer.

5.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will violate (i) any Legal Requirement to which Buyer is subject or (ii) any provision of its certificate of incorporation or by-laws, except, in the case of clause (i), as would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

5.4. Financing. Buyer shall have available to it on the Closing Date adequate cash on hand to pay the Purchase Price.

5.5. Broker’s Fees. No broker, finder, or agent has acted directly or indirectly for Buyer with respect to the transactions contemplated by this Agreement.

6. Covenants. Buyer, Seller, and Stanadyne agree as follows:

6.1. General. Each of Buyer, Seller and Stanadyne shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including (i) satisfaction, but not waiver, of the closing conditions set forth in §7 below, (ii) obtaining of all necessary actions or non-actions, waivers, consents and approvals from applicable Governmental Authorities and the making of all other necessary registrations and filings (including any filings required to be made and approvals required to be obtained pursuant to Brazilian antitrust Legal Requirements with respect to the transactions contemplated hereby), and (iii) transferring or reissuing to Buyer or Buyer’s designee all of the Environmental Permits listed on Schedule 3.12.

6.2. Notices and Consents. Prior to the Closing, each of Buyer and Seller shall give any notices to third parties required by it, and shall use its commercially reasonable efforts to obtain any third party consents required to be obtained by it, and shall execute and deliver any additional instruments that are necessary or desirable to transfer the Acquired Assets and the PEPL Quotas to Buyer. Seller and Stanadyne shall prepare and timely make any filings required to be made pursuant to Brazilian antitrust Legal Requirements with respect to the transactions contemplated hereby, and Buyer shall have the opportunity to review and approve such filings prior to their submission to Brazilian regulatory authorities.

6.3. Operation of Business. Prior to the Closing, Stanadyne and Seller shall not, and Seller shall cause PEPL not to, engage in any practice, take any action, or enter into any transaction with respect to the conduct of the Business outside the Ordinary Course of Business. In addition, from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, neither Seller nor Stanadyne shall, and Seller shall cause PEPL not to, as relates to the Business, the PEPL Quotas or the Acquired Assets:

(a) sell, pledge, lease, dispose of or grant any Lien on, other than Permitted Liens (collectively, “Transfer”), or otherwise authorize the Transfer of any of the Acquired Assets except for (i) Transfers of Inventory and (ii) Transfers of Acquired Assets having a value of less than $500 individually, in each case in the Ordinary Course of Business;

(b) sell, pledge or otherwise Transfer any of the PEPL Quotas;

(c) except as required to transfer the PEPL Quotas in connection with this Agreement, change or authorize any change in the Organizational Documents, as they relate to the Business;

(d) adopt a plan of complete or partial liquidation or undertake a dissolution;

(e) incur any Liabilities that are Assumed Liabilities, except in the Ordinary Course of Business;

(f) modify or amend in any material respect or terminate any of the Material Contracts, Real Property Leases, Seller Permits or other instruments material to the Business, or waive, release or assign any rights or claims of substantial value, except as required by applicable Legal Requirements;

(g) enter into any Contractual Obligation that, if it had been entered into as of the date hereof, would constitute a Material Contract;

(h) award or increase any bonuses, salaries, or other compensation to any Transferred Employee or employee of PEPL, other than increases in the Ordinary Course of Business for employees other than senior management of the Business, enter into or take any action with respect to any existing employment, severance, or similar Contractual Obligation with any Transferred Employee, or enter into any agreement, contract, arrangement or understanding with any U.S. or foreign labor union representing employees of the Business except as required by Legal Requirements or pursuant to the terms of any existing contract or collective bargaining agreement set forth in §3.16 of the Disclosure Schedule;

(i) transfer any Employee Plan (including any related Liabilities) that is not an Acquired Employee Plan to PEPL;

(j) make any change in the key management structure of Seller or PEPL, including without limitation the hiring of additional officers or the termination of existing officers;

(k) adopt, enter into or amend any Employee Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee of PEPL or Transferred Employee, except for any such amendment as may be required to comply with applicable Legal Requirements and those amendments with respect to group plans covering Transferred Employees that are across-the-board changes;

(l) fail to use its commercially reasonable efforts to (i) retain Seller’s or PEPL’s employees, (ii) maintain the Business so that such employees will remain available to Buyer on and after the Closing Date; or

(m) establish or increase the benefits payable or to be provided under any Employee Plan or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for Transferred Employees;

(n) revalue any of the Acquired Assets, including, without limitation, writing off receivables or reserves or revaluing Inventory, other than as required by GAAP, applied consistently with past practice, or applicable Legal Requirements;

(o) change any method of accounting or accounting practice with respect to the Business, other than such changes required by a change in Legal Requirements or GAAP;

(p) acquire capital stock of or other ownership interests in, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any Person or any other business organization or division thereof;

(q) make any capital expenditure or incur any Liability therefor, except as set forth on Schedule 6.3(q);

(r) fail to maintain the Acquired Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace, consistent with past practice, inoperable, worn-out, obsolete or destroyed Acquired Assets;

(s) settle any Actions in a manner that would affect the Acquired Assets or for which any Liability would be reflected on the Final Closing Balance Sheet;

(t) make any loans or advances to any Person that would be reflected on the Final Closing Balance Sheet or included in the Acquired Assets;

(u) collect accounts receivable and pay accounts payable other than in the Ordinary Course of Business;

(v) change any material election in respect of Taxes (other than elections reflected on the 2005 Brazilian income tax return), settle or compromise any Tax claim, or consent to any extension or waiver of the limitation period applicable to any Tax claim;

(w) file an IRS Form 8832 to change PEPL’s classification for U.S. income tax purposes;

(x) (i) make, pay or declare any dividend or distribution with respect to the PEPL Quotas; (ii) redeem or repurchase any of the PEPL Quotas; or (iii) issue or grant any PEPL Quotas or rights (including options) to acquire any PEPL Quotas;

(y) do any other act that would cause any condition set forth in §7.1 not to be satisfied; or

(z) enter into a Contractual Obligation to do any of the foregoing, or authorize or announce an intention to do any of the foregoing.

6.4. Taxes.

(a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records and individuals) and assistance relating to the Business as is reasonably requested for the filing of any Tax Return and any other filings in connection with the transactions contemplated by this Agreement or otherwise and for the preparation of any audit and for the prosecution or defense of any Tax claim. Buyer and Seller agree that each shall preserve and keep all books and records with respect to Taxes and Tax Returns in such party’s possession as of the Closing Date, or as later come into such party’s possession, until the expiration of the applicable statute of limitations. Any information obtained under this Section 6.4(a) shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of Buyer or Seller, as the case may be.

(b) Seller shall reasonably determine in good faith and advise Buyer in writing as soon as practicable and in any event within 60 days after the Closing Date whether an election under Section 338 of the Code with respect to the acquisition of PEPL (the “338 Election”) can be made without any adverse effect on Seller. If Seller determines that there is no adverse effect, Buyer may make a 338 Election without the Seller’s prior written consent. If Seller determines that there is an adverse effect, Buyer shall not make a 338 Election without the Seller’s prior written consent. Seller shall provide Buyer with (i) a reasonably detailed calculation of the Tax liability that Seller would incur as a result of Buyer making a 338 Election and (ii) a reasonably detailed calculation of the amount Seller would need to be paid so that on an after-Tax basis, there is no incremental Tax owed by Seller as a result of Buyer making a 338 Election. Buyer and Seller shall negotiate in good faith to determine the amount, if any, that Seller would need to be paid so that on an after-Tax basis there is no incremental Tax owed by Seller as a result of Buyer making a 338 Election and if Buyer agrees to pay such amount to Seller, then Seller will consent to Buyer making such election.

(c) PEPL and Other Returns. Seller shall prepare or cause to be prepared all Tax Returns for PEPL that are required to be filed on or before the Closing Date. Except to the extent otherwise required by law and except with respect to the 2005 Brazilian income tax return, such Tax Returns shall be prepared on a basis consistent with the past practices of such entities. Buyer shall prepare all Tax Returns of PEPL and all Tax Returns relating to the Business that are required to be filed after the Closing Date. Buyer shall provide Seller with drafts of all income Tax Returns of PEPL for all Pre-Closing Tax Periods (including Tax Returns that cover Straddle Periods) prepared by Buyer no later than thirty (30) days prior to the earlier of the due date or filing date thereof. Seller shall have the right to review and provide comments on Returns during the fifteen (15)-day period following the receipt of such Returns and Buyer shall accept all reasonable comments to the extent such comments affect Taxes of PEPL in a Pre-Closing Tax Period. No later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to any such Tax Return (giving effect to extensions) or five (5) Business Days following written request from the Buyer, whichever is later, the Seller shall pay the Buyer an amount equal to the portion of Taxes attributable to the Pre-Closing Tax Period, as determined pursuant to the principles set forth in Section 6.4(d), except to the extent such Taxes are accrued on the Final Closing Balance Sheet and taken into account in determining Closing Date Net Working Capital.

(d) For purposes of this Agreement, in the case of any Taxes that are payable for a taxable period that begins on or before, and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes that is attributable to the Pre-Closing Tax Period shall (i) in the case of any property or ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date. The portion of such Taxes that is attributable to the Post-Closing Tax Period shall be equal to the total amount of Tax for such Straddle Period less the amount of Tax that is allocable to the Pre-Closing Tax Period.

(e) Tax Contests. Buyer shall promptly notify the Seller in writing upon receipt by PEPL of a written notice of any pending or threatened Tax audits or assessments for which Seller may have liability pursuant to this Agreement; provided, however, that no delay on the part of the Buyer in notifying the Seller shall relieve the Buyer from any obligation hereunder unless (and then solely to the extent) Seller is thereby prejudiced. Seller shall have right to control the conduct of any audit or assessment of Tax of PEPL for a period that ends on or prior to the Closing Date and for any audit or assessment of withholding Tax on the transfer of the PEPL Quotas (each such claim, a “Seller’s Tax Contest Claim”) so long as (i) Seller notifies the Buyer in writing within 30 days after the Buyer notifies the Seller of such Tax Contest Claim that the Seller shall indemnify the Buyer in connection with such Seller’s Tax Contest Claim, (ii) Seller conducts the defense of the Seller’s Tax Contest Claim actively and diligently, (iii) Seller pays the fees and disbursements incurred in connection with the Seller’s Tax Contest Claim and (iv) Seller keeps the Buyer informed regarding the progress and substantive aspects of the Seller’s Tax Contest Claim. Seller shall not compromise or settle any Seller’s Tax Contest Claim, without obtaining the Buyer’s consent, which consent shall not be unreasonably withheld or delayed. Buyer shall have the right to control the conduct of any audit or assessment of Tax of PEPL for any Straddle Period, provided if Seller could have any liability pursuant to this Agreement for Taxes owed with respect to a Straddle Period Tax claim (such claim, a “Straddle Period Tax Contest Claim”), Buyer and Seller shall jointly engage Deloitte & Touche or such other internationally recognized accounting firm as Buyer and Seller mutually agree to conduct the defense of such Straddle Period Tax Contest Claim taking into account the interests of Buyer and Seller. Neither Buyer nor Seller shall settle any Straddle Period Tax Contest Claim without obtaining written consent of the other party hereto, provided that such consent shall not be unreasonably withheld, conditioned, or delayed. Except as otherwise provided herein, Buyer shall control all other audit, examinations or administrative proceedings in respect of Taxes of PEPL. To the extent of any conflict between this § 6.4(e) and § 9.4, this § 6.4(e) shall control.

(f) Seller’s Post-Closing Obligation for Taxes. Seller shall promptly pay after the Closing when due all Taxes for Pre-Closing Tax Periods that have given rise to, or could give rise to, a Lien on the Acquired Assets in the hands of the Buyer, except for (i) any non-Income Taxes of the Seller for Pre-Closing Tax Periods that are Assumed Liabilities and (ii) any Transfer Taxes to be paid by Buyer pursuant to § 11.12. For purposes of this obligation, the Taxes for any Pre-Closing Tax Period shall be determined under § 6.4(d) hereof.

(g) Refunds. Any tax refunds of PEPL that are received by PEPL, and any amounts credited against Taxes that would otherwise be payable by PEPL in a Post-Closing Tax Period, with respect to Taxes paid by PEPL in a Pre-Closing Tax Period (net of reasonable out-of-pocket expenses incurred to obtain such Tax refunds or credit and net of any Taxes imposed on PEPL as a result of the receipt of such Tax refund or credits) shall be for the account of Seller and Buyer shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitle thereto. In addition, to the extent that a claim for Tax refund or a Tax proceeding results in a payment or credit against Tax by a taxing authority to Buyer or PEPL of any Tax liability accrued on the Final Closing Balance Sheet and taken into account in the calculation of Closing Working Capital, Buyer shall pay such amount (net of any reasonable out-of-pocket expenses incurred to obtain such Tax refund or credit and net of any Taxes imposed on Buyer or PEPL as a result of the receipt of such Tax refunds or credit) to Seller within 15 days after receipt or entitle thereto. Notwithstanding the foregoing, Seller shall not be entitled to receive any Tax refunds or credits of PEPL (i) that arise from the carryback of an item of loss, deduction, credit or other Tax benefit which arises after the Closing Date or (ii) that are set forth on the Final Closing Balance Sheet and included in the calculation of Closing Working Capital.

6.5. Preservation of Business. Prior to the Closing, Seller shall, and shall cause PEPL to, (i) operate the Business in the Ordinary Course of Business, (ii) use commercially reasonable efforts to keep the Business and Acquired Assets substantially intact, including the present operations, physical facilities, working conditions, (iii) comply in all material respects with all Legal Requirements applicable to the Business, and (iv) use commercially reasonable efforts to preserve relationships with lessors, licensors, suppliers, customers, and employees relating to the Business.

6.6. Full Access.

(a) Prior to the Closing, Seller shall permit and shall cause PEPL to permit representatives of Buyer to have full access at all reasonable times, and in a manner not to unreasonably interfere with Seller’s or PEPL’s operation of the Business, to all premises, properties, personnel, books, records, Contractual Obligations, and documents of or pertaining to the Business, and shall promptly furnish to Buyer any additional financial, operating and other data and information concerning the Business as Buyer and its representatives may reasonably request. Prior to Closing, Buyer shall treat and hold as confidential any such Confidential Information it receives from Seller or PEPL, and shall not use any of the Confidential Information, except in connection with this Agreement or as required by applicable Legal Requirements or any listing agreement with a national securities exchange. If this Agreement is terminated for any reason whatsoever, Buyer shall return to Seller all tangible embodiments (and copies) of the Confidential Information which are in its possession.

(b) Prior to the Closing, Seller shall permit Buyer or its representatives to contact such customers and suppliers of the Business as Buyer may reasonably request in order to conduct reasonable due diligence on the relationship of such customers and suppliers with the Business and to discuss product performance and supply issues.

(c) Buyer shall have the right, at its sole cost and expense, to (A) conduct tests of the soil, surface or subsurface waters, and air quality at, in, on, beneath or about the Owned Real Property and the Leased Real Property, and such other procedures as may be deemed appropriate by Buyer, (B) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (C) inspect all buildings and equipment at the Tallahassee Facility and the Curitiba Facility, including without limitation the visual inspection of such facilities for asbestos-containing construction materials; provided that, in each case, such tests and inspections shall be conducted only during regular business hours and in a manner which will not unreasonably interfere with the operation of the Business and/or the use of, access to or egress from such facilities.

6.7. Notice of Developments. Prior to the Closing, the Parties shall give prompt written notice to the other Parties of (i) any material development causing or reasonably expected to cause a breach of any of its own representations and warranties in §§3, 4 and 5 above, (ii) any material failure to comply with or satisfy any of its respective covenants, conditions or agreements required to be complied with or satisfied by it under this Agreement, and (iii) any fact, event, circumstance, change, condition or effect that has had or would reasonably be expected to have a Material Adverse Effect, or if PEP Group experiences a material adverse change in its relationship with any customer or supplier. No disclosure by any Party pursuant to this §6.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant. Seller and PEPL shall provide Buyer with an unaudited consolidated balance sheet and the related statements of income and cash flows for the Business, prepared in a manner consistent with that used previously for comparable interim financial reports of Seller and PEPL, for each month, from the date hereof through the Closing Date, as soon as practicable after the end of such month, but in any event within 15 Business Days.

6.8. Future Assurances. At any time and from time to time after the Closing, at the request of Buyer and without further consideration, Seller or Stanadyne shall execute and deliver, and Seller shall cause PEPL to execute and deliver, such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.

6.9. Employees and Employee Benefits.

(a) Employment. Effective immediately prior to the Closing Date, Seller shall terminate the employment and Buyer shall offer employment (such employment to be effective immediately following the Closing) to those individuals Buyer desires to hire who are, as of the Closing, active full time or part time employees of the Business, excluding employees employed by PEPL whose employment will continue without interruption or changes (the “Transferred Employees”), on terms determined by Buyer, in its sole discretion.

(b) Seller Plans. Except with respect to Acquired Employee Plans and Assumed Liabilities related to Transferred Employees pursuant to §2.3(b), Seller shall be solely responsible for the Employee Plans and all obligations and liabilities thereunder. Except with respect to Acquired Employee Plans and Assumed Liabilities pursuant to §2.3(b) related to Transferred Employees, Buyer shall not assume any of the Employee Plans or any obligation or liability thereunder.

(c) Buyer Plans. Buyer shall be responsible for all liabilities and obligations arising with respect to compensation or benefits provided to Transferred Employees under employee benefit plans of the Buyer after the Closing.

(d) Records. Seller shall provide Buyer with all employment-related records necessary to continue the employment of the Transferred Employees, except that if the provision of such records requires consent of the Transferred Employees under applicable Legal Requirements, such records will be provided to Buyer only following receipt of such consent. After the date of this Agreement, Seller and PEPL shall provide Buyer reasonable access to, and facilitate meetings with, the Transferred Employees and the employees of PEPL for purposes of making announcements concerning and preparing for the consummation of, the transactions contemplated by this Agreement. Neither Seller nor PEPL shall, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), make any material communications to the Transferred Employees or the employees of PEPL regarding the transactions contemplated by this Agreement other than those required under the terms of the Employee Plans or in accordance with Legal Requirements. Seller and PEPL shall provide to Buyer such information as Buyer may reasonably request with respect to compensation, benefit plan designs, service and other information reasonably relating to Seller’s and PEPL’s employment of the Transferred Employees and the employees of PEPL, respectively.

(e) Worker Notification. On or before the Closing Date, Seller shall provide to Buyer a list of the name and site of employment of any and all employees of the Business who have experienced, or will experience, an employment loss or layoff – as defined by WARN – within ninety (90) days prior to the Closing Date. Seller shall update this list up to and including the Closing Date. Seller shall not, at any time ninety (90) days before the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Business; (ii) a mass layoff as defined in the WARN Act affecting any site of employment of the Business; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff.

(f) No Right of Employment. Nothing contained herein, expressed or implied, is intended to confer upon any Transferred Employee any right to continued employment for any period by reason of this Agreement, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Transferred Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees. Nothing contained herein is intended to confer upon any Transferred Employee any particular term or condition of employment in the future.

(g) Within three Business Days after the date of this Agreement, Seller will provide to Buyer a schedule that is a correct and complete in all material respects as of the date of such schedule, of all present full-time, part-time and temporary employees (including any such employee who is on a leave of absence or on layoff status or entitled to any job tenure or guarantee) of each of (i) Seller related to the Business and (ii) PEPL, including with respect to each such employee: (a) the employee’s name; (b) aggregate dollar amounts of total compensation and all share-based incentive grants for the most recently ended fiscal year; (c) such employee’s annualized base salary and bonus opportunity as of the date of this Agreement; (d) a job title for such employee; (e) the location of such employee’s principal place of employment; (f) each employee’s date of hire and (g) whether the employee is in active employment or on a leave of absence (including the date of leave commencement and expected return date).

6.10. Exclusivity. From the date hereof through the Closing Date or earlier termination of this Agreement pursuant to Section 10, neither Stanadyne nor any of its subsidiaries (including Seller and PEPL) shall, nor shall any of them knowingly permit its respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in, consider or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Buyer and any of its Affiliates) in furtherance of any merger, sale of assets, sale of shares of capital stock or similar transactions involving Seller or PEPL. Without limiting the obligations under the preceding sentence, Stanadyne and Seller shall immediately notify Buyer (orally and in writing) if any inquiry or proposal is made, any information is requested or any offer is made with respect to Seller, PEPL, the Business or any Acquired Assets.

6.11. Termination of Related-Party Arrangements. Seller shall cause all Contractual Obligations described in §3.18 of the Disclosure Schedule, other than those listed in Schedule 6.11, to be terminated immediately prior to the Closing with no further liability or obligation on the part of any party thereto.

6.12. Confidentiality. For a period of three (3) years after the Closing Date, neither Seller nor Stanadyne will, and each will not permit its officers, directors, employees, accountants, counsel, consultants, advisors and agents and Affiliates to, directly or indirectly, disclose or use or authorize, license or otherwise permit other Persons to use in any way that is detrimental to Buyer or the Business any and all information concerning (i) the Business or (ii) Buyer and its Affiliates obtained in the performance of this Agreement or the Ancillary Agreements, other than that information which is already generally or readily obtainable by the public, or is publicly known or becomes publicly known through no fault of Seller, or is required by applicable Legal Requirements to be disclosed.

6.13. Operations. After the Closing Date, Seller shall not continue to operate or conduct any business under the name “Precision Engine Products Corp.”

7. Conditions to Obligation to Close.

7.1. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions on or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of Seller set forth in §3 and of Stanadyne set forth in §4 above (A) if subject to any limitations as to “material” or “Material Adverse Effect,” shall be true and correct in all respects on the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly by its terms made as of an earlier date, in which case as of such earlier date), and (B) if not subject to any limitations as to “material” or “Material Adverse Effect,” shall be true and correct in all material respects on the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly by its terms made as of an earlier date, in which case as of such earlier date);

(b) Performance by Seller and Stanadyne. Each of Seller and Stanadyne shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c) Consents. Seller and Stanadyne shall have procured all of the governmental approvals, consents or authorizations and third party consents listed on Schedule 7.1(c);

(d) Environmental Permits. All of the Environmental Permits listed on §3.12 of the Disclosure Schedule, to the extent required by law to be transferred prior to the Closing, shall have been transferred or reissued to Buyer or Buyer’s designee without modifications to the terms and conditions thereof, unless such modifications are solely attributable to any acts or omissions of Buyer.

(e) Material Adverse Effect. Since the date of this Agreement, there shall have been no events, changes or effects that, individually or in the aggregate, have had, or would reasonably be expected to result in, a Material Adverse Effect;

(f) Absence of Litigation. No Action shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) would be reasonably likely to have a Material Adverse Effect or affect adversely the right of Buyer to own the Acquired Assets or the PEPL Quotas or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and no Legal Requirement shall be in effect that would prohibit or make illegal the transactions contemplated by this Agreement;

(g) Certificates. Seller and Stanadyne shall have each delivered to Buyer a certificate of an executive officer of Seller and Stanadyne, respectively, to the effect that each of the conditions specified above in §7.1(a) and (b) are satisfied in all respects;

(h) Seller shall have delivered to Buyer a certificate of “non-foreign status” as provided in Treasury Regulations under Code Section 1445;

(i) Ancillary Agreements. Each of Seller and Stanadyne shall have executed and delivered the Ancillary Agreements to which it is a party as of the Closing Date;

(j) Title Policy. Buyer shall have received a current ALTA form extended coverage owner’s policy or policies of title insurance, insuring fee title to the Owned Real Property with no exceptions that pertain to any Lien securing any Debt that is not an Assumed Liability; and

(k) All Necessary Actions. All actions to be taken by Seller, Stanadyne or PEPL in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.

7.2. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions on or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in §5 above (A) if subject to any limitations as to “material” shall be true and correct in all respects on the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly by its terms made as of an earlier date, in which case as of such earlier date), and (B) if not subject to any limitations as to “material” shall be true and correct in all material respects on the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly by its terms made as of an earlier date, in which case as of such earlier date);

(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

(c) Consents. Buyer shall have procured all of the governmental approvals, consents or authorizations and third party consents specified in Schedule 7.2(c);

(d) Absence of Litigation. No Action shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), and no Legal Requirement shall be in effect that would prohibit or make illegal the transactions contemplated by this Agreement;

(e) Certificate. Buyer shall have delivered to Seller a certificate of an executive officer of Buyer to the effect that each of the conditions specified above in §7.2(a) and (b) is satisfied in all respects;

(f) Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements to which it is a party as of the Closing Date; and

(g) All Necessary Actions. All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.

8. Post-Closing Covenants.

8.1. Noncompetition and Nonsolicitation.

(a) Seller. For a period of five (5) years from and after the Closing Date, neither Seller, Stanadyne, nor any of the Stanadyne Affiliates shall engage directly or indirectly in any portion of, or own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or permit their respective names to be used by or in connection with, any Person that engages directly or indirectly in any portion of, the Business as conducted by Seller as of the Closing Date; provided, however, that (i) no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to be so engaged solely by reason thereof and (ii) this §8.1 shall not in any manner limit, restrict or otherwise preclude Seller, Stanadyne and their Affiliates from continuing after the Closing to operate their respective businesses as currently conducted (excluding, subject to the following sentence, the Business). Buyer acknowledges and agrees that (i) Stanadyne and certain of Stanadyne’s and Seller’s Affiliates are in the engine components business and (ii) nothing in this §8.1 shall be deemed to restrict or otherwise impair Stanadyne, Seller and such Affiliates from engaging in such businesses as currently conducted following the Closing. For a period of two (2) years from and after the Closing Date, neither Seller nor Stanadyne shall recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade any Person who was an employee of Seller with respect to the Business immediately prior to the Closing to leave the employ of Buyer, excluding (i) general solicitations by newspaper or other public media or non-directed third-party search firm and (ii) the employees listed on Schedule 2.7(f)(vi).

(b) Buyer. Except as provided in §6.9(a), for a period of two (2) years from and after the Closing Date, neither Buyer nor any of its Affiliates shall recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade any Person who is an employee of Stanadyne to leave the employ of Stanadyne, excluding general solicitations by newspaper or other public media or non-directed third-party search firm.

(c) If any provision contained in this §8.1 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this §8.1, and this §8.1 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained in this §8.1 is held to cover a geographic area or to be of a length of time that is not permitted by applicable Legal Requirements, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect. Instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this §8.1 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Legal Requirements.

(d) The Parties agree that a violation of this §8.1 by Seller or Stanadyne will cause irreparable injury to Buyer, and a violation of this §8.1 by Buyer will cause irreparable injury to Seller and Stanadyne, and that such injured Party will be entitled, in addition to any other rights and remedies it may have at law or in equity to apply for an injunction enjoining and restraining the other Party or Parties from doing or continuing to do any such act and any other violations or threatened violations of this §8.1, and such Party or Parties consent to the entry thereof. In the event that any Party is found to have breached any covenant in this §8.1, the time period provided for in that covenant shall be tolled (i.e., it shall not run) for so long as such Party was in violation of that covenant.

8.2. Accounts Receivable and Correspondence. At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer’s or its designee’s account, all receivables, letters of credit and other items which constitute a part of the Acquired Assets, and Seller shall, within forty-eight (48) hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Acquired Assets. After the Closing, Seller shall promptly deliver to Buyer any mail (physical, electronic or otherwise), facsimile or other correspondence or communication received by Seller to the extent related to the Business or any of the Acquired Assets, including any such correspondence or communication from any customer, supplier or Governmental Authority.

8.3. Warranty Claims. Buyer agrees that, at Seller’s request, it shall supply Seller with any Products necessary to satisfy Warranty Claims for which Seller is responsible following the Closing at a price no higher than that then being charged to any of Buyer’s customers for such Products. Any such claims satisfied by Buyer at Seller’s request shall be reimbursed to Buyer by Seller within fifteen (15) days of the receipt of an invoice from Buyer requesting such reimbursement.

9. Indemnification.

9.1. Indemnity by Seller.

(a) Seller and Stanadyne hereby agree, jointly and severally, to indemnify, defend and hold harmless each of Buyer, its subsidiaries and its Affiliates, and each of their respective directors, officers, shareholders, owners, agents and Affiliates (collectively, the “Buyer Indemnified Parties”) against and in respect of all liabilities, damages, losses, fines, penalties, expenses, fees, costs (including reasonable attorneys’ fees and disbursements in connection with investigating, defending or settling any action or threatened action), and amounts paid in settlement (collectively, the “Losses”), whether or not involving any third party claims, that arise out of or result from:

(i) the inaccuracy or breach of any representation or warranty made by Seller or Stanadyne herein for which Buyer provides notice to Seller (setting forth in such detail as is available facts necessary to evaluate such inaccuracy and to substantiate the Losses claimed) on or prior to the date that is eighteen (18) months after the Closing Date, except with respect to (i) any representation or warranty contained in §§ 3.1 (Seller Organization), 3.2 (Seller Authorization of Transaction), 3.4 (Seller Brokers’ Fees), 3.5 (Seller Ownership of PEPL Quotas), 3.7 (Title to Assets), 4.1 (Stanadyne Organization), 4.2 (Stanadyne Authorization of Transaction), 4.4 (Stanadyne Brokers’ Fees) and 4.5 (Stanadyne Ownership of PEPL Quotas), which shall survive the Closing indefinitely; and any representation or warranty with respect to Taxes or § 3.16 (Labor Matters) with respect to any matter related to PEPL, which shall survive until 60 days after the end of the applicable statutory limitations period (other than representations or warranties set forth in the first sentence of § 3.9(k) for which the general eighteen (18) month survival period described above applies);

(ii) the breach by Seller or Stanadyne of any of its respective covenants contained herein to be performed prior to the Closing;

(iii) the breach by Seller or Stanadyne of any of its respective covenants contained herein or in any agreement or instrument required to be entered into in connection herewith to be performed after to the Closing;

(iv) any Liability of Seller or PEPL which is not an Assumed Liability or which is an Excluded Liability;

(v) any Pre-Closing Environmental Matters;

(vi) Taxes of PEPL, or Taxes of any other person imposed on PEPL as transferee or successor, by any contract primarily related to Taxes or otherwise, for any Pre-Closing Tax Period, except to the extent such Taxes are (1) Transfer Taxes for which the Buyer is liable pursuant to § 11.12 hereof or (2) accrued as a reserve or liability on the Final Closing Balance Sheet and included in the calculation of Closing Working Capital (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income); or

(vii) any Brazilian Withholding Taxes.

(b) The aggregate liability for Seller and Stanadyne under §9.1 shall in no event exceed the Purchase Price. With respect to any indemnification obligation arising under §9.1(a)(i) and §9.1(a)(ii), (i) Seller and Stanadyne shall not be liable for Losses with respect to any claim unless such claim (together with other claims that arise out of the same set of facts or circumstances and are so reasonably related as to effectively constitute one claim) exceeds $5,000, and (ii) Seller and Stanadyne shall be liable in respect of Losses only if the aggregate of such Losses exceeds $300,000 (the “Basket”), in which case Seller and Stanadyne shall be liable, jointly and severally, for all such Losses (including those incurred prior to exceeding the Basket). In no event shall Seller or Stanadyne (collectively) be obligated to indemnify Buyer Indemnified Parties in respect of aggregate Losses arising under §9.1(a)(i) and §9.1(a)(ii) in excess of $3,000,000 (the “Cap”), except that the Basket and the Cap shall not apply to obligations of Seller and Stanadyne herein to indemnify Buyer Indemnified Parties in connection with a breach of a representation or warranty contained in §§3.1 (Seller Organization), 3.2 (Seller Authorization of Transaction), 3.4 (Seller Brokers’ Fees), 3.5 (Seller Ownership of PEPL Quotas), 3.7 (Title to Assets), 3.9 (Taxes), 4.1 (Stanadyne Organization), 4.2 (Stanadyne Authorization of Transaction), 4.4 (Stanadyne Brokers’ Fees) and 4.5 (Stanadyne Ownership of PEPL Quotas); provided, further, that in the case of any representation or warranty that is limited by “material,” “Material Adverse Effect” or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation or warranty, as the case may be, and the amount of losses subject to indemnification hereunder shall be determined as if “material,” “Material Adverse Effect” or by any similar term or limitation were not included therein.

9.2. Indemnity by Buyer.

(a) Buyer hereby agrees to indemnify, defend and hold harmless Seller, Stanadyne, their subsidiaries and Affiliates, and each of their respective directors, officers, shareholders, owners, agents and Affiliates (collectively, the “Seller Indemnified Parties”) against and in respect of all Losses that arise out of or result from:

(i) the inaccuracy or breach of any representation or warranty made by Buyer herein for which Seller provides notice to Buyer (setting forth in such detail as is available facts necessary to evaluate such inaccuracy and to substantiate the Losses claimed) on or prior to the date that is eighteen (18) months after the Closing Date (except, with respect to any representation or warranty contained in §§5.1 (Organization of Buyer), 5.2 (Authority for Agreement) and 5.5 (Brokers’ Fees), which shall survive the Closing indefinitely; provided, however, that in the case of any representation or warranty that is limited by “material,” “Material Adverse Effect” or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation or warranty, as the case may be, and the amount of losses subject to indemnification hereunder shall be determined as if “material,” “Material Adverse Effect” or by any similar term or limitation were not included therein;

(ii) any breach of a covenant of Buyer contained herein or in any agreement or instrument required to be entered into in connection herewith to be performed prior to the Closing;

(iii) any breach of a covenant of Buyer contained herein or in any agreement or instrument required to be entered into in connection herewith to be performed after to the Closing; or

(iv) any Assumed Liability.

(b) The aggregate liability for Buyer under this §9.2 shall in no event exceed the Purchase Price. With respect to any indemnification obligation arising under §9.2(a)(i) or §9.2(a)(ii), (i) Buyer shall not be liable for Losses with respect to any claim unless such claim (together with other claims that arise out of the same set of facts or circumstances and are so reasonably related as to effectively constitute one claim) exceeds $5,000, and (ii) Buyer shall be liable in respect of Losses only if the aggregate of such Losses exceeds the Basket, in which case Buyer shall be liable for all such Losses (including those incurred prior to exceeding the Basket). In no event shall Buyer be obligated to indemnify Seller Indemnified Parties in respect of aggregate Losses arising under §9.2(a)(i) or §9.2(a)(ii) in excess of the Cap (except that the Basket and the Cap shall not apply to obligations of Buyer herein to indemnify Seller Indemnified Parties in connection with a breach of a representation or warranty contained in §§5.1 (Organization of Buyer), 5.2 (Authority for Agreement) and 5.5 (Brokers’ Fees); provided, further, that in the case of any representation or warranty that is limited by “material,” “Material Adverse Effect” or by any similar term or limitation, the occurrence of a breach or inaccuracy of such representation or warranty, as the case may be, and the amount of losses subject to indemnification hereunder shall be determined as if “material,” “Material Adverse Effect” or by any similar term or limitation were not included therein.

9.3. Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payments made pursuant to §§9.1 and 9.2 as an adjustment to the Purchase Price for all Tax purposes.

9.4. Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against another Party (the “Indemnifying Party”) under this §9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 20 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party in connection with such Third Party Claim, (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, and (iv) the Indemnifying Party pays the fees and disbursements of such counsel with regards thereto. Prior to the time which the Indemnifying Party may assume the defense hereunder, the Indemnified Party may take such actions as are necessary to preserve the ability to defend such Third Party Claim.

(c) Subject to the provisions of §9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the reasonable costs and expenses of one counsel (in addition to local counsel) to the Indemnified Party will be paid by the Indemnifying Party if (A) in the opinion of counsel to the Indemnified Party, a conflict of interest exists between the Indemnifying Party and any Indemnified Party or (B) the Third Party Claim seeks nonmonetary relief, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless such settlement is for monetary payments only and a written agreement is obtained releasing the Indemnified Party from all liability thereunder.

9.5. Survival of Indemnification Claims. The indemnification obligations set forth in this §9 shall survive the Closing as set forth in §9.1. Any rights with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached as set forth in §9.1 hereof (the “Termination Date”), unless on or prior to the Termination Date written notice asserting such claimed breach has been given to Seller; provided, that if any such notice is timely given, the claim to which such notice relates may continue to be asserted beyond the Termination Date.

9.6. Fraud; Intentional Misrepresentation. Notwithstanding anything contained in this Agreement to the contrary, in the case of fraud, the limitations on indemnification (including as to duration and amount) contained in §9.1 or elsewhere in this §9 shall not apply to any claim for indemnification under this §9 by an Indemnified Party.

9.7. Determination of Loss Amount.

(a) The amount of any Loss subject to indemnification under §9.1(a) shall be calculated net of (i) any Tax benefit realized in the form of a reduction in cash Tax payments by the Buyer Indemnified Parties for income tax purposes in the year in which the Loss was incurred as a result of such Loss and the present value of any Tax benefits likely to be received in the form of a reduction in cash Tax Payments by the Buyer Indemnified Parties for income tax purposes in future years as a result of such Loss, (ii) any reserves or accruals with respect to any Loss solely to the extent of the amount of such reserve or accrual that is included in the calculation of Closing Working Capital, and (iii) any insurance proceeds or other amounts under indemnification agreements with any third party as and when received by the Buyer Indemnified Parties on account of such Loss, net of any costs or expenses incurred or suffered by the Buyer Indemnified Parties in recovering such proceeds. The amount of any Losses subject to indemnification under §9.1 relating to Taxes shall include amounts that would have constituted Losses but for the set off or other utilization of any loss, deduction or credit arising in a Post-Closing Tax Period.

(b) The amount of any Loss subject to indemnification under §9.2 shall be calculated net of (i) any Tax benefit realized in the form of a reduction in cash Tax payments by the Seller Indemnified Parties for income tax purposes in the year in which the Loss was incurred as a result of such Loss and the present value of any Tax benefits likely to be received in the form of a reduction in cash Tax Payments by the Seller Indemnified Parties for income tax purposes in future years as a result of such Loss and (ii) any insurance proceeds or other amounts under indemnification agreements with any third party as and when received by the Seller Indemnified Parties on account of such Loss, net of any costs or expenses incurred or suffered by the Seller Indemnified Parties in recovering such proceeds. In the event that an insurance or other recovery is made by any Seller Indemnified Parties with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (not to exceed the amount of the indemnification payment, and net of any related costs or expenses as provided above) shall be made promptly to the Buyer.

(c) Notwithstanding anything contained in this Agreement to the contrary, neither Seller nor Stanadyne shall be liable to, or indemnify, the Buyer Indemnified Parties, and Buyer shall not be liable to or indemnify the Seller Indemnified Parties, for any Losses that are punitive (except to the extent constituting third party punitive claims).

9.8. Exclusive Remedy. Buyer agrees that the indemnification provided in §9.1 is the exclusive remedy for a breach by Seller of any representation or warranty contained in §3 of this Agreement and for a breach by Stanadyne of any representation or warranty contained in §4 of this Agreement. Seller and Stanadyne agree that the indemnification provided in §9.2 is the exclusive remedy for a breach by Buyer of any representation or warranty contained in §5 of this Agreement.

10. Termination.

10.1. Termination of Agreement. Any of the Parties may terminate this Agreement as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before 31 days after the date of this Agreement by reason of the failure of any condition precedent under §7.1 hereof, or upon the satisfaction of any such condition becoming impossible or impracticable with the use of commercially reasonable efforts (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before 31 days after the date of this Agreement by reason of the failure of any condition precedent under §7.2 hereof, or upon the satisfaction of any such condition becoming impossible or impracticable with the use of commercially reasonable efforts (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

10.2. Effect of Termination. If any Party terminates this Agreement pursuant to §10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Parties (except for any Liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §6.6, the noncompetition and nonsolicitation provisions contained in §8.1, the indemnification provisions contained in §9, and the miscellaneous provisions set forth in §11 shall survive termination.

11. Miscellaneous.

11.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to or following the Closing without the prior approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Legal Requirements, in which case the disclosing Party shall consult with the other party prior to making such disclosure, and the parties shall use commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

11.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to its subject matter and supersedes any prior understandings, agreements, term sheets, letter agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that without such prior consent, the Parties shall have the right to assign all or any part of its right, title, interest or obligations in and to this Agreement to any person or entity acquiring all or substantially all of either of the Party’s assets or equity interests; provided, further, that without such prior consent, Buyer shall have the right to assign its right, title, interest and obligations with respect to the PEPL Quotas to an Affiliate of Buyer so long as Buyer is not relieved of any liability hereunder.

11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile or email, (ii) one Business Day following the date sent when sent by overnight delivery by recognized overnight courier service for delivery on the next Business Day and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Seller or Stanadyne:

Precision Engine Products Corp.

c/o Stanadyne Corporation

92 Deerfield Road

Windsor, CT 06095

Phone: (860) 525-0821

Fax No.: (860) 683-4500

Attention: Stephen Langin

Email: slangin@stanadyne.com

Copy to:

Kohlberg & Company, L.L.C.

111 Radio Circle

Mt. Kisco, New York 10549

Attention: Gordon Woodward

Fax No.: (914) 241-1143

Email: woodward@kohlberg.com

Copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Phone: (617) 951-7000

Fax: (617) 951-7050

Attention: Daniel S. Evans, Esq.

Email: daniel.evans@ropegray.com

If to Buyer:

c/o GenTek Inc.

90 East Halsey Road

Parsippany, NJ 07054

Phone:

Fax No: (973) 515-3244

Attention: James Imbriaco

Email: jimbriaco@gentek-global.com

Copy to:

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004

Phone: (202) 637-2200

Fax No.: (202) 637-2201

Attention: Raymond B. Grochowski, Esq.

Email: ray.grochowski@lw.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8. No Additional Representations; Disclaimer. Buyer acknowledges and agrees that none of Seller, Stanadyne and any other Person acting on behalf of the Seller, Stanadyne or any of their respective Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Acquired Assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule. Without limitation of the representations and warranties set forth in §§3 and 4, Buyer further agrees that neither Seller nor any of its Affiliates will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, and any information, document or material made available to Buyer or its Affiliates in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

11.9. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

11.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller and Stanadyne. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12. Expenses. Notwithstanding anything to the contrary in Sections 2.3 or 2.4, (i) Buyer agrees to bear the burden of any sales taxes, use taxes, transfer taxes, documentary charges, recording or registration fees, stamp taxes or similar taxes (excluding, for the avoidance of doubt, any Brazilian Withholding Taxes) (“Transfer Taxes”) payable on the transfer of the Acquired Assets and the PEPL Quotas hereunder, and (ii) Stanadyne and Seller, on the one hand, and Buyer, on the other hand, each agree to bear 50% of the burden of any filing fees incurred in connection with any filings made pursuant to Brazilian antitrust Legal Requirements by any parties hereto with respect to the transactions contemplated hereby. Each of Buyer and Seller shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Seller shall reasonably cooperate with each other in timely making all filings, returns report an forms as may be required in connection with the payment of all Transfer Taxes, including but not limited to delivering all instruments and certificates as are necessary to minimize such Transfer Taxes and enable the other to timely comply with the filing of any Tax Return that relates to Transfer Taxes.

11.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

11.14. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15. Consent to Jurisdiction; Venue; Service of Process.

(a) Each Party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any Action among the Parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Each Party agrees that for any Action among the Parties arising in whole or in part under or in connection with this Agreement, such Party shall bring Actions only in the City of New York. Each Party further waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Each Party hereby (x) consents to service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to §11.7 shall constitute good and valid service of process in any such Action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

11.16. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.17. Specific Performance. The Parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a Party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

11.18. Bulk Sales Laws. Buyer hereby waives compliance with the “bulk sales” provisions of Article 6 of the Uniform Commercial Code as it is in effect in the states where Seller owns assets to be conveyed to Buyer hereunder and Seller shall indemnify Buyer with respect to any noncompliance by Seller with such bulk sales provisions.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

DEFIANCE, INC.

By:	/s/ William E. Redmond, Jr.
Name:	William E. Redmond, Jr.
Title:	President/CEO

PRECISION ENGINE PRODUCTS CORP.

By:	/s/ Stephen S. Langin
Name:	Stephen S. Langin
Title:	Chief Financial Officer

STANADYNE CORPORATION

By:	/s/ Stephen S. Langin
Name:	Stephen S. Langin
Title:	Chief Financial Officer